As filed with the Securities and Exchange Commission on March 11, 1998
                                                    Registration File No. ______

                       Securities and Exchange Commission

                             Washington, D.C. 20549

                                    Form SB-2
             REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

                        CITIZENS COMMUNITY BANCORP, INC.
             (Exact Name of registrant as specified in its charter)

      Florida                          6711                     65-0614044
(State or jurisdiction     (Primary Standard Industrial      (I.R.S. Employer
 of incorporation or        Classification Code Number)     Identification No.)
   organization)

       650 East Elkcam Circle, Marco Island, Florida 34145 (941) 389-1800
          (Address and Telephone Number of Principal Executive Offices)

            Richard Storm, Jr., President and Chief Executive Officer
                        Citizens Community Bancorp, Inc.
                             650 East Elkcam Circle
                           Marco Island, Florida 34145
                                 (941) 389-1800
            (Name, Address and Telephone Number of Agent for Service)

                                   Copies to:
                                A. George Igler, Esq.
                                Herbert D. Haughton, Esq.
                                IGLER & DOUGHERTY, P.A.
                                1501 Park Avenue, East
                                Tallahassee, Florida  32301
                                Telephone:  (850) 878-2411
                                Facsimile:  (850) 878-1230

Approximate date of proposed sale to the public: As soon as practicable after the effective date of this Registration Statement.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to rule 415 under the Securities Act of 1933 check the following box. [ ]

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration number of the earlier effective registration statement for the same offering. |_| __________.

If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration number of the earlier effective registration statement for the same offering. |_| ___________.

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. |_|

                         CALCULATION OF REGISTRATION FEE


   Title of each class of         Amount to be             Proposed Maximum           Proposed Maximum               Amount of
securities to be registered        Registered             Offering Price Per         Aggregate Offering          Registration Fee
                                                                  Share                      Price
====================================================================================================================================

          Common Stock           1,000,000 Shares                $7.50                      $7.50                     $2,272.50
====================================================================================================================================

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.



                                          CITIZENS COMMUNITY BANCORP, INC.
                                               CROSS REFERENCE SHEET


     Item
    Number     Caption                                                        Heading in Prospectus
    ------     -------                                                        ---------------------

1.             Forepart of the Registration Statement and Outside Front       Outside Front Cover Page; Inside Front and Outside
               Cover Page of Prospectus                                       Back Cover Pages; Cross Reference Sheet

2.             Inside Front and Outside Back Cover Pages of Prospectus        Available Information; Incorporation of Certain
               Information by Reference; Inside Front and Outside
                                                                              Back Cover Pages

3.             Summary Information, Risk Factors and Ratio of Earnings        Prospectus Summary; Risk Factors; Selected
               to Fixed Charges                                               Consolidated; Financial Data

4.             Use of Proceeds                                                Use of Proceeds

5.             Determination of Offering Price                                *Subscription Price and Exercise Price

6.             Dilution                                                       *Dilution

7.             Selling Security Holders                                       Not Applicable

8.             Plan of Distribution                                           Outside Front Cover Page; Underwriting

9.             Description of Securities to be Registered                     Description of Common Stock

10.            Interests of Names Experts and Counsel                         Experts; Legal Matters

11.            Information with Respect to the Registrant                     Prospectus Summary; Risk Factors; Price Range of
                                                                              and Dividends on Common Stock; Dividends;
              Capitalization; Selected Consolidated Financial Data;
                Management's Discussion and Analysis of Financial
                 Conditions and Results of Operations; Business;
                  Management; Consolidated Financial Statements

12.            Incorporation of Certain Information by Reference              Incorporation of Certain Information by Reference

13.            Disclosure of Commission Position on Indemnification for       Not Applicable
               Securities Act Liabilities


                                 [Company Logo]


                        CITIZENS COMMUNITY BANCORP, INC.
                             Up To 1,000,000 Shares
                                  Common Stock

         Citizens Community Bancorp, Inc., a Florida corporation ("CCBI", or the "Company" when discussed collectively with Citizens Community Bank of Florida ["Citizens Bank"] and Citizens Financial Corporation ["Citizens Financial"]) is offering up to 1,000,000 shares of common stock, par value $.01 per share ("Common Stock") on a priority bases to "Depositors" (existing depositors that are Florida residents and have a demand account within a minimum balance of $1,000) shareholders, officers and directors of the Company as of the date of this Prospectus (the "Record Date"). For the first 75 days following the date of this Prospectus (the "Initial Offering Period") each Depositor and shareholder, as of the Record Date will receive a non-transferable right ("Subscription Right") to subscribe for and purchase at $7.50 per share (the "Subscription Price") a maximum of 5,000 shares individually, or together with associates of, or persons acting in concert with, such persons (hereinafter defined as "Related Party"). Each Officer and director of the Company will be permitted to purchase individually (or with a Related Party) up to 50,000 shares of Common Stock. The offering of Common Stock to Depositors, shareholders, officers and directors is referred to herein as the "Initial Offering". Immediately following the Initial Offering, CCBI will offer shares not subscribed for in the Initial Offering to members of the general public to whom a copy of this Prospectus is delivered (the "Community Offering"). The maximum number of shares that an individual or their Related Party may purchase in the Community Offering is 15,000 shares in the aggregate. The Subscription Price in the Community Offering is $7.50 per share. Individuals who purchase shares in the Initial Offering will be permitted to subscribe for shares in the Community Offering up to the maximum of 15,000 shares. The Initial Offering and the Community Offering are collectively referred to as the "Offering". The minimum number of shares that can be subscribed for in the Offering is 100 shares. No fractional shares will be issued. The Offering will be terminated, and all subscription funds, together with any interest earned thereon will be promptly returned if a minimum of 300,000 shares are not sold within 120 days of the Record Date.

         CCBI reserves the right to reject subscriptions received in the Community Offering, in whole or in part. Once a subscription is accepted by CCBI, it cannot be withdrawn. CCBI will not be required to issue shares of Common Stock pursuant to the Offering to any person or Related Party, who in the opinion of CCBI, would be required to obtain prior clearance or approval from any state or federal regulatory authority to own or control such shares. See SUMMARY - Purchase Limitation". The Offering may be terminated by the Company at any time without prior notice. The Offering will be made on a continuous basis for approximately 12 months following the date of this Prospectus, with multiple closings.

         See "Risk Factors" beginning on page 9 for a discussion of certain risks that should be carefully considered by prospective purchasers of the Common Stock offered hereby.


THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION. NOR HAS THE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

================================================== ===========================  =========================== ========================
                                                          Subscription              Estimated Fees and            Proceeds to the
                                                              Price              Underwriting Expenses(2)          Company(1)(2)
================================================== ===========================  =========================== ========================
Per Share in the Depositor's Offering                         $7.50                         $0                         $7.50
Per Unit in the Community Offering                            $7.50                         $0                         $7.50
Minimum Offering(3)                                        $2,250,000                       $0                      $2,250,000
Maximum Offering(4)                                        $7,500,000                       $0                      $7,500,000
================================================== ===========================  =========================== ========================


(1) The securities offered hereby will be sold on a best-efforts 300,000 shares basis, by certain directors and executive officers of the Company and no commission will be paid on such sales.
(2) Before deducting Offering expenses estimated to be $100,000, including registration fees, legal and accounting fees, printing and other miscellaneous expenses.
(3)      Amount based on the sale of 300,000 shares at $7.50 per share.
(4)      Amount based on the sale of 1,000,000 shares at $7.50 per share.



                 The date of this Prospectus is March __, 1998.

[Inside Front Cover]

         The Common Stock of is not listed on any exchange and there currently is not an active market for the shares. There can be no assurance that an active and liquid trading market for the Common Stock will develop or, if developed, will be maintained. Currently the price quotation of CCBI's Common Stock appears on the National Quotation Bureau System "Pink Sheet," under the symbol "CCBI". It is the intent of CCBI to apply to Nasdaq to have its securities listed on the Nasdaq SmallCap Market as soon as CCBI is able to meet the qualification requirements. At the completion of the Offering, the Company should meet all of the requirements, except for the minimum of three market makers making a market in its securities. The Company believes that it will satisfy this requirement, but no assurance can be given that there will be three active market makers in the Company's securities at the completion of the Offering, or that the listing requirements for Nasdaq SmallCap Market will not have changed at that time.

         CCBI is offering a maximum of 1,000,000 shares of Common Stock (the "Maximum Offering") and must sell, in the Initial Offering Period, a minimum of 300,000 shares of Common Stock (the "Minimum Offering") or the Offering will not be consummated and all funds submitted to the Escrow Agent (as hereinafter defined) will be promptly returned with interest. See "THE OFFERING -- Conditions to Consummation of the Offering". The Initial Offering Period will terminate on _____ at 5:00 p.m., Local Time. All subscriptions are irrevocable once submitted. The Company reserves the absolute right to cancel all subscription and return all subscriptions funds, adjusted for any income thereon, realized from the investment of such funds, for any reason whatsoever, at any time prior to the time that the Company withdraws subscription funds from the Subscription Escrow Account. See "TERMS OF THE OFFERING".

                              AVAILABLE INFORMATION

         The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended ("Exchange Act"), and, in accordance therewith, files electronically with the Securities and Exchange Commission ("Commission") through the Commission's Electronic Data Gathering Analysis and Retrieval ("EDGAR") systems, reports, proxy statements and other information which may be inspected and copied at the public reference facilities maintained by the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549 and 3475 Lenox Road, N.E., Suite 1000, Atlanta, GA 30326-1232. Copies of such material may also be reviewed on the Commission's Web Site, http://www.sec.gov.

         The Company has electronically filed with the Commission through EDGAR a Registration Statement on Form SB-2 ("Registration Statement") under the Securities Act of 1933 ("Securities Act"), with respect to the Common Stock offered hereby. This Prospectus does not contain all of the information set forth in the Registration Statement and in the exhibits thereto. Certain items were omitted in accordance with the rules and regulations of the Commission. Any interested party may inspect the Registration Statement without charge at the public reference facilities of the Commission, 450 Fifth Street, N.W., Washington, D.C. 20549 and may obtain copies of all or any part of it from the Commission upon payment of the fees prescribed by the Commission. Statements contained herein which refer to a document filed as an exhibit to the Registration Statement are qualified in their entirety by reference to the copy of such document filed with the Commission.


                INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

         The Company's 1997 Annual Report on Form 10-KSB for the fiscal year ended December 31, 1997, excluding the Company's financial statements which have been included elsewhere herein, is incorporated by reference.

         Any documents filed pursuant to Section 13(a) or 15(d) of the Exchange Act since the end of the fiscal year ended December 31, 1997, shall be deemed to be incorporated by reference in this Prospectus and shall be part hereof from the date of filing of such documents. Any statement contained herein or in a document incorporated by reference herein shall be deemed to be modified or suspended for purposes of this Prospectus to the extent that a statement contained herein or in any other subsequently filed document which also is incorporated by reference modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

         The Company will provide without charge to each person (including any beneficial owner) to whom a copy of this Prospectus is delivered, upon the written or oral request of any such person, a copy of any document incorporated by reference herein (other than an exhibit to such a document unless such exhibit is specifically incorporated by reference into such document). Requests for such copies should be directed to: Citizens Community Bancorp, Inc., 650 East Elkcam Circle, Marco Island, Florida 34145, Attention: Stephen McLaughlin, Vice President-Shareholder Relations (941) 642-8088.



         [Florida map with Citizen Bank's locations in Marco Island and
                          Naples, Florida highlighted]


































THE SECURITIES OFFERED HEREBY ARE NOT SAVINGS ACCOUNTS OR DEPOSIT ACCOUNTS OR OTHER OBLIGATIONS OF A BANK OR SAVINGS ASSOCIATION AND ARE NOT INSURED BY THE FEDERAL DEPOSIT INSURANCE CORPORATION OR ANY OTHER GOVERNMENT AGENCY.

                               PROSPECTUS SUMMARY

         The following summary is qualified in its entirety by the more detailed information and Consolidated Financial Statements, including the Notes thereto, appearing elsewhere or incorporated by reference in this Prospectus. All per share amounts have been adjusted to reflect the December 15, 1997, two for one stock split.

The Company

General. Citizens Community Bancorp, Inc. ("CCBI") is a one-bank holding company organized under the laws of the State of Florida and headquartered in Marco Island, Florida. CCBI operates primarily through its wholly-owned banking
subsidiary,   Citizens   Community  Bank  of  Florida   ("Citizens   Bank"),   a
Florida-chartered commercial bank. CCBI's non-bank subsidiary is Citizens Financial Corp. ("Citizens Financial") which is inactive. CCBI, Citizens Bank and Citizens Financial are collectively referred to as the "Company". The Company operates from two full-service banking offices, the main office in Marco Island, Florida, and the East Tamiami Trail Branch Office in Naples, Florida. The Company's primary business is attracting deposits from the general public and using those deposits, together with borrowing and other funds, to originate loans and purchase investments. Citizens Bank is the only independent community bank headquartered in Marco Island.

         The Company operates a traditional community banking business through strategically located banking facilities and a friendly, professional staff that is committed to developing long-term relationships with customers by offering personalized, quality service. The Company offers a broad range of retail and commercial banking services, including various types of deposit accounts and loans for consumers and businesses. As part of its community banking approach, the Company encourages its officers to actively participate in community organizations.

         The Company actively engages in mortgage banking which includes the origination and subsequent sale of residential mortgage loans. During 1997, the Company originated $27.0 million and sold $4.7 million of residential mortgage loans. This activity has provided and is expected to continue to provide significant non-interest income to the Company.

         The Company continues to increase its commercial and consumer lending activities to further diversify its loan portfolio. As of December 31, 1997, the Company's loan portfolio totaled $26.7 million, of which 27% consisted of residential mortgage loans, 35% consisted of commercial real estate loans, 29% consisted of commercial loans, and 9% consisted of consumer loans.

         The Company's primary service area is Marco Island and Naples, Florida (the "Primary Service Area") which have populations of approximately 13,000 people and 100,000 people, respectively. The major industries in the primary service area are tourism, retail trade, insurance and real estate. Marco Island and Naples are located in Collier County, which is the second largest County per square mile in Florida. See "BUSINESS - Primary Geographic Market".

         As of December 31, 1997, the end of the first full year of operation, the Company had total assets of $44.4 million, total deposits of $36.9 million and total stockholders' equity of $6.8 million. The Company reported consolidated net earnings of $110,000 or $.07 per basic and diluted share for the year ended December 31, 1997.

Business Strategy. The Company's goal is to establish itself as the leading community banking company and to expand its presence in Southwest Florida through consistent growth and a prudent operating strategy. As part of these strategies, the Company is continuing to focus on:

     X  Growing   internally   and   externally
     X  Developing   commercial   lending relationships
     X  Emphasizing  mortgage  banking  activities
     X  Maintaining  high credit quality

Risk Factors

Prospective investors should consider the information discussed under "RISK FACTORS" beginning on page 9 herein.

Use of Proceeds

To enhance its capital levels to support future growth, expansion of the Marco Island facility, expansion in Southwest Florida market through acquisition of small financial institutions existing or de novo branch facilities, and for general corporate purposes. See "USE OF PROCEEDS".

Dividends

The Company has not paid a dividend (cash or stock) since its inception. The Company expects that its earnings will support growth and expansion into new business opportunities. The Company does not expect to pay a cash dividend in the foreseeable future. See "DIVIDENDS ON COMMON STOCK".

The Offering

Common Stock Offered by the Company. The Company is offering a minimum of 300,000 shares of Common Stock ("Minimum Offering") and a maximum of 1,000,000 shares of Common Stock ("Maximum Offering").

Common Stock Outstanding Immediately After the Offering. As of December 31, 1997, there were 1,571,624 shares of Common Stock outstanding. Had the Offering closed on that date, at the Minimum Offering and the Maximum Offering, there would be 1,871,624 shares and 2,571,624 shares of Common Stock outstanding, respectively, excluding the 642,775 shares which are covered by Warrants, which as of December 31, 1997 had not been exercised.

Initial Offering. Depositors of Citizens Bank (defined herein as existing Depositors that are Florida residents and have a demand account with Citizens Bank with a minimum balance of $1,000, as of the Record Date) and shareholders (as of the Record Date) and the Related Party of a Depositor and shareholder (defined herein as individually or together with associates or persons acting in connection with such persons) are being provided, on a priority basis, the right to purchase, at $7.50 per share, up to 5,000 shares during the first 75 days following the date of this Prospectus, the "Initial Offering Period". Depositors, shareholders, and their Related Parties will be permitted to purchase their respective limits provided the aggregate number of shares owned at the conclusion of the Offering does not result in the individual or Related Party's beneficial ownership exceeding 9.9%. See "Purchase Limitation" and "RISK FACTORS - Voting Control".

Community Offering. Immediately following the Initial Offering Period, the Company will offer shares not subscribed for in the Initial Offering to the general public, at $7.50 per share, with a purchase limit of a minimum of 100 shares and a 15,000 shares-Related Party maximum. Individuals who purchase shares in the Initial Offering will be permitted to subscribe for shares in the Community Offering up to a maximum of 15,000 shares in the aggregate. Shares purchased by Depositors and shareholders in the Community Offering will not be on a priority basis. See "Purchase Limitation".

Officers and Directors Purchase Exception. Each officer and director of the Company and their Related Party, as of the Record Date, will be permitted to purchase up to 50,000 shares during the Initial Offering, or in the Community Offering. Purchases made in the Community Offering will not be on a priority basis.

Conditions of the Offering. The Offering is being made on a best efforts basis and will expire 12 months from the date of the Prospectus, unless terminated beforehand at the sole discretion of the Board of Directors. Funds received by the Company during the Initial Offering Period will be deposited with the Escrow Agent. Funds so deposited may be released to the Company only in accordance with the terms of the Escrow Agreement between the Company and the Escrow Agent. The Offering will be terminated by the Company if, by 5:00 p.m., Local Time, on ______________, 1998, subscriptions for a minimum of 300,000 shares have not been received and deposited with the Escrow Agent, or the Company has previously canceled the Offering prior to withdrawing funds from the Escrow Account.

Subscription Price. The "Subscription Price" in the Offering is $7.50 per share. The Common Stock is not publicly traded. The Board of Directors determined the Subscription Price per share after considering, among other criteria, the Company's assets, book value and the last three private trades reported to the Company.

Expiration Date. The Initial Offering will expire at 5:00 p.m., Local Time, on ________, 1998. The Minimum Offering will expire at 5:00 p.m., Local Time, on
_________, 1998. The Community Offering will expire at 5:00 p.m., Local Time, on
__________, 1999.

Procedure for Subscribing for Common Stock. Depositors and shareholders, officers and directors, as well as other persons who desire to participate in the Initial Offering or the Community Offering, must properly complete the Order Form which accompanies this Prospectus. The Order Form must be forwarded, with full payment of the aggregate Subscription Price, to the Escrow Agent on or prior to the respective Expiration Dates. If the mail is used to forward Order Forms, it is recommended that insured, registered mail, return receipt requested, be used. See "THE OFFERING - Issuance of Common Stock".

Subscriptions for the Common Stock which are accepted by the Escrow Agent (The Independent Banks' Bank of Florida) from Depositors, shareholders, officers and directors in the Initial Offering or from persons participating in the Community Offering, may not be revoked. See "THE OFFERING - Procedure for Subscribing for Common Stock".

Procedure for Purchases by Foreign Depositors and Shareholders. Order Forms will not be mailed to Depositors or shareholders whose addresses are outside the United States or who have an APO or FPO address, but will be held by the Escrow Agent for their account. In order to purchase shares in the Initial Offering, such Depositors or shareholder must notify the Escrow Agent and take all other steps necessary to affect the purchase of the shares subscribed for on or prior to the Initial Offering Expiration Date. See "THE OFFERING - Foreign and Certain Other Shareholders".

Blue Sky Considerations. The securities in this Offering will be registered in the following states: Colorado, Florida, Maine, Iowa, Illinois, Indiana, Kentucky, Maryland, Michigan, North Carolina, Nevada, New York, Ohio, Pennsylvania, Wisconsin and West Virginia. The Company, however, reserves the right to increase the maximum number of shares to be offered in any state, to the extent that such increase in the Offering is permitted by the securities laws and regulations of any such states.

The securities in this Offering will not be registered in the following  states:
Connecticut, Georgia, Massachusetts, Missouri, New Hampshire, New Jersey, South Carolina, Tennessee, Texas, Virginia and Washington. In these states, the Offering will be limited solely to existing shareholders of the Company pursuant to available exemptions from registration provided under the Blue Sky Laws of those states.

Persons Holding Shares of Common Stock, or Wishing to Exercise Subscription Rights Through Nominees. Subscription rights of existing Depositors and shareholders are non-transferable. Shareholders holding shares of Common Stock through a broker, dealer, commercial bank, trust company or other nominee, as well as persons holding certificates of Common Stock personally who would prefer to have such entities effect transactions relating to the subscription rights on their behalf, should contact the appropriate institution or nominee and request it to effect the transactions for them. See "THE OFFERING - Procedure for Subscribing for Common Stock".

Issuance of Common Stock. Provided that all conditions necessary to consummate the Offering are satisfied, including the sale in the Offering of the minimum number of shares of Common Stock, certificates representing shares of Common Stock purchased pursuant to the Offering will be delivered to purchasers as soon as practical after the Expiration Dates of the Minimum Offering and the Community Offering and after all prorations and adjustments contemplated by the

Initial Offering and Community Offering have been effected. No fractional shares will be issued in the Offering. See "THE OFFERING - Issuance of Common Stock".

Purchase Limitation. The Company will not be required to issue shares of Common Stock pursuant to the Offering to any person who, in the opinion of the Company, would be required to obtain prior clearance or approval from any state or federal regulatory authority to own or control such shares. The minimum number of shares of Common Stock any person may purchase in the Offering is 100 shares and the maximum amount any person may purchase individually or in the aggregate (except for officers, directors who with their Related Parties may each in the aggregate, purchase up to 50,000 shares) in the Initial Offering is 5,000 shares and 15,000 shares in the Community Offering; provided, no person shall be allowed to purchase (individually, or with their Related Party) shares of Common Stock in the Offering which when aggregated with current holdings would exceed 9.9% of the total number of shares outstanding at the conclusion of the Offering. See "RISK FACTORS - Voting Control."

Right to Amend or Terminate the Offering. CCBI expressly reserves the right to amend the terms and conditions of the Offering, whether the terms and conditions are more or less favorable to Depositors, shareholders and other participants. In the event of any material change to the terms of the Offering, such as a change in the Minimum Offering the Subscription Price or an extension beyond ________, 1999, which changes would affect the investment decision of subscribers, CCBI will file a post-effective amendment to its Registration Statement, of which this Prospectus is a part, and re-solicit subscribers through a Supplemental Prospectus to the extent required by the Commission.

Escrow Agent. The Independent Bankers' Bank of Florida, 109 East Church Street, Orlando, Florida 32801 (the "Escrow Agent").

Transfer Agent and Registrar. Prior to the Offering, the Company served as transfer agent for the Common Stock. The Company has engaged Registrar and Transfer Company, Cranford, New Jersey, to handle stock transfers, stock record keeping, and mailing of all proxy materials. See "THE OFFERING - Transfer Agent and Registrar".

Intentions of Executive Officers and Directors. The executive officers and directors of the Company have preliminarily indicated that collectively they intend to purchase approximately 100,000 shares of Common Stock in the Offering. See - "BENEFICIAL OWNERSHIP OF COMMON STOCK".

Information on the Offering. If you have questions concerning the Offering, contact the Stock Sales Center at 1-800-895-0955, Voice Mail Box Number 275.

                            SUMMARY OF FINANCIAL DATA


                                                        At December 31,
                                                     --------------------
                                                      1997          1996
                                                      ----          ----
                                                    (In thousands except
                                                       per share data)
Selected Balance Sheet Data:
     Total assets                                    $ 44,422     $ 25,028
     Cash and cash equivalents                         12,211        8,042
     Securities                                         2,499        2,240
     Loans, net                                        26,420       12,116
     Deposit accounts                                  36,938       17,885
     Stockholders' equity                               6,771        5,964
Selected Operating Data:
     Total interest income                           $  2,523     $    740
     Total interest expense                             1,208          283
     Net interest income                                1,315          457
     Non-interest income after
          provision for loan losses                     1,162          312
     Non-interest income                                  273           70
     Non-interest expenses                              1,260          915
     Earning (loss) before income taxes (benefit)         175         (533)
     Income taxes (benefit)                                65         (191)
     Net earnings (loss)                             $    110     $   (342)
Per Share Data(1):
     Basic earnings (loss) per share                 $    .07     $   (.26)
                                                     ========     ========
     Diluted earnings (loss) per share                    .07         (.26)
                                                     --------     --------
     Book value per share(2)                         $   4.31     $   4.22
                                                     ========     ========
Performance Ratios:
     Return on average assets (R.O.A.)                    .30%       (2.71)%
     Return on average equity (R.O.E.)                   1.72%      (10.35)%
     Interest-rate spread during the period              4.02%        2.33 %
     Non-interest expense to average assets              3.45%        7.24 %
Other Ratios and Data:
     Average equity to average assets                   17.47%       26.16%
     Allowance for credit losses as a
     percentage of total loans outstanding               1.12%        1.18%
     Nonperforming loans and foreclosed
     real estate as a percentage of total assets         *(3)         *(3)
     Total number of full-service banking offices           2            1
Capital Adequacy Ratios(4):
     Leverage capital ratio                             10.67%       19.46%
     Total risk-based capital ratio                     17.67%       30.80%
     Stockholders' equity to total assets               15.24%       23.83%


(1) Consolidated per share data has been presented to give retroactive effect to the two for one stock split paid, effective December 15, 1997.
(2) The book value per share as of December 31, 1997, would have been $4.41 assuming the exercise of stock options and Warrants outstanding on that date.
(3) The Company had no nonperforming loans or foreclosed real estate for the periods indicated.
(4) Capital ratios are computed using the year-end regulatory capital of Citizens Bank. See "CAPITAL RATIOS" for capital ratios relating to the Company.

                                  RISK FACTORS

         Before   purchasing  the  Common  Stock  offered  hereby,   prospective
investors should consider carefully the following factors, in addition to other information contained in this Prospectus.

Interest Rate Risk

         CCBI's earnings depend, to a large extent, upon the level of Citizens Bank's net interest income which is primarily influenced by the relationship between its cost of funds (deposits and borrowings) and the yield on its interest-earning assets (loans and investments). This relationship, known as the net interest margin, is subject to fluctuation and is affected by regulatory, economic and competitive factors which influence the level of interest rates, the volume, rate and mix on interest-earning assets and interest-bearing liabilities, and the level of nonperforming assets. As part of its interest rate risk management strategy, management seeks to reduce its exposure to interest rate changes by matching the maturity and repricing horizons of interest-earning assets, and interest-bearing liabilities.

         As of December 31, 1997, total interest-earning assets maturing or repricing within one year were less than total interest-bearing liabilities maturing or repricing in the same period by $8.3 million, representing a cumulative one-year interest rate sensitivity gap as a percentage of total interest-earning assets of negative 18.6%. As a result, the yield on the Company's interest-earning assets should adjust to changes in market interest rates at a slower rate than the cost of the Company's interest-bearing liabilities. Consequently, the Company's net interest income could be adversely affected during periods of rising interest rates. See "MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS - Asset/Liability Management".

Credit Risk

         In originating loans, there is a substantial likelihood that credit losses will occur. This risk of loss varies with, among other things, general economic conditions, the type of loan made, the creditworthiness and debt servicing capacity of the borrower over the term of the loan and, in the case of a collateralized loan, the value and marketability of the collateral securing the loan. Management maintains an allowance for loan losses based on, among other things, historical loan loss experience, known inherent risks in the loan portfolio, adverse situations that may affect the borrower's ability to repay, the estimated value of any underlying collateral and an evaluation of current economic conditions. Additional provision for loan losses may be required should economic or other conditions change substantially in the future.

         As of December 31, 1997, the Company's allowance for loan losses was $298,000, which represented 1.12% of net loans. Approximately 27% of the loan portfolio was comprised of permanent and construction-permanent mortgage loans secured by residential properties and, historically, the Company has not experienced a loss. As of December 31, 1997, there were no nonperforming loans in the portfolio. The Company actively manages its nonperforming loans in an effort to minimize credit losses and monitors its asset quality to maintain an adequate allowance for loan losses. Although management believes that its allowance for loan losses is adequate, there can be no assurance that the allowance will prove sufficient to cover future loan losses. Material additions to the Company's allowance for loan losses would have a material adverse effect on the Company's results of operations and financial condition. See "MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS - Allowance for Loan Losses".

Growth by Internal Expansion and Acquisitions

         The Company's strategy to expand internally by establishing new branch offices is dependent on its ability to identify advantageous branch office locations and generate new deposits and loans from those locations that will create an acceptable level of net income for the Company. At the same time, the Company's strategy to grow externally through selective acquisitions of the financial  institutions  or  branches  of  such  institutions  is  dependent  on successfully identifying, acquiring and integrating such institutions or branches. There can be no assurance the Company will be successful in implementing its internal growth strategy or in identifying attractive acquisition candidates, acquiring such candidates on favorable terms or successfully integrating any acquired institutions or branches into the Company, See "BUSINESS - Competition".

Competition

         The banking and financial services industry is highly competitive. In its primary service area, the Company competes with other commercial banks, savings and loan associations, credit unions, finance companies, mutual funds, insurance companies and brokerage and investment banking firms operating locally and elsewhere. Many of these competitors have substantially greater resources and lending limits than the Company and may offer certain services that the Company does not or cannot provide. The profitability of the Company depends upon its continued ability to successfully compete in its market areas. See "BUSINESS - Competition".

Local Economic Conditions

         The success of the Company is dependent, to a certain extent, upon the general economic conditions in the geographic market served by the Company. Although the Company expects that economic conditions will continue to be favorable in Collier County, no assurance can be given that these economic conditions will continue. Adverse changes in economic conditions in the Company's geographic market would likely impair its ability to collect loans and could otherwise have a material adverse effect on the results of operations and financial condition of the Company. An example of potential unfavorable changes in economic conditions which could affect the Company's geographic market includes adverse weather conditions resulting from natural causes, such as a hurricane.

Supervision and Regulation

         Bank holding companies and banks operate in a highly regulated environment and are subject to supervision and examination by several federal and state regulatory agencies. CCBI is subject to the Bank Holding Company Act of 1956 ("BHCA") and to regulation and supervision by the Board of Governors of the Federal Reserve System ("Federal Reserve"). Citizens Bank is also subject to the regulation and supervision of the FDIC and the Florida Department of Banking and Finance ("Florida Department"). Federal and state laws and regulations govern matters ranging from deposit insurance premiums to the regulation of certain debt obligations, changes in control of bank holding companies, as well as the maintenance of adequate capital for the general business operations and financial condition of Citizens Bank, including permissible types, amounts and terms of loans and investments, the amount of reserves against deposits, restrictions on dividends, establishment of branch offices, and the maximum rate of interest that may be charged by law. The Federal Reserve also possesses cease and desist powers over bank holding companies to prevent or remedy unsafe or unsound practices or violations of law. These and other restrictions limit the manner by which the Company may conduct its business and obtain financing. Furthermore, the commercial banking business is affected not only by general economic conditions, but also by the monetary policies of the Federal Reserve. These monetary policies have had, and are expected to continue to have, significant effects on the operating results of commercial banks. Changes in monetary or legislative policies may affect the ability of Citizens Bank to attract deposits and make loans, and changes in applicable statutes and regulations could, under certain circumstances, adversely affect the Company.

Anti-Takeover Provisions

         The Company's Amended and Restated Articles of Incorporation ("Articles") contain provisions requiring super-majority shareholder approval to effect certain extraordinary corporate transactions which are not approved by the Board of Directors. The effect of these provisions is to make it more difficult to effect a merger, sale of control or similar transaction involving the Company even though a majority of the Company's shareholders may vote in favor of such a transaction. In addition, the Company's Articles provide for classes of Directors, whereby one-third of the members of the Board of Directors shall be elected each year and each Director of the Company will serve for a term of three years. Finally, the Company's Articles provide that Florida's Control-Share Acquisition Statute shall apply to acquisitions of control shares, as defined therein, of the Company's Common Stock. The effect of these provisions is to make it more difficult to effect a hostile change in control of the Company through the acquisition of a large block of the Company's Common Stock. See "DESCRIPTION OF COMMON STOCK".

Absence of Shareholder Preemptive Rights

         No holders of the Common Stock of the Company have preemptive rights with respect to the issuance of shares of any class of stock. The total number of shares of all classes of capital stock which the Company has the authority to issue is 10,000,000 shares, consisting of 2,000,000 shares of Preferred Stock, par value $0.01 per share and 8,000,000 shares of Common Stock, par value $0.01 per share. Each share of Common Stock is entitled to one vote per share in all matters requiring a vote of shareholders. The Board of Directors of the Company could from time to time determine to issue additional shares of the authorized Preferred Stock or Common Stock of the Company, in addition to the shares offered hereby and in such event the ownership interest of the subscribers in this Offering may be diluted.

Voting Control

         As of December 31, 1997, Richard Storm, Jr., together with his wife, beneficially owned approximately 26.01% of the Company's Common Stock (based upon 1,730,354 shares being issued and outstanding in the event Mr. Storm exercised his Warrants for 158,730 shares) and will beneficially own approximately 24.04% and 17.05% of the issued and outstanding Common Stock after the Minimum Offering and the Maximum Offering, if they choose not purchase shares in the Offering. Mr. Storm is not subject to the aggregate 9.9% Purchase Limitation since his current beneficial ownership exceeds this amount. Mr. Storm received regulatory approval to own in excess of 25.0% of the Company's Common Stock as part of the original stock offering. Mr. Storm and his family comprise the single largest voting block of the Common Stock and after this Offering, it is anticipated that they will continue to have a significant influence on the election of members of the Board of Directors and other stockholder matters. See "BENEFICIAL OWNERSHIP OF COMMON STOCK."

Dilutive Effect of Purchase Warrants and Stock Options

         In connection with the company's initial public offering, Purchase Warrants were issued which when adjusted for the two for one stock split and fully exercised would result in an additional 670,000 shares being issued at $4.50 per share (each Warrant entitles the holder to purchase 1/2 share of Common Stock). As of December 31, 1997, there were 1,285,550 Purchase Warrants (representing 642,775 shares authorized to be issued at $4.50 per share) that had not been exercised.

         Stock options have been granted periodically to officers and employees of the Company at exercise prices equal to fair market value at the date of grant. As of December 31, 1997, there were stock options to purchase 155,400 shares of Common Stock outstanding (at a weighted average exercise price of $5.05 per share). The Board of Directors has approved increasing the amount of shares covered under the 1996 Stock Option Plan by 75,000. The increase in stock option shares is subject to shareholder approval at the 1998 Annual Meeting of Shareholders. The exercise of such options would not have a dilutive effect on the Company's book value per share. See "SELECTED CONSOLIDATED FINANCIAL DATA".

Impact on Earnings Per Share

         The issuance of up to 1,000,000 shares offered hereby may adversely affect the Company's earnings per share until such time as the net proceeds of this Offering are fully utilized to generate additional assets and deposits through both internal and external means. See "Growth by Internal Expansion and Acquisition" and "USE OF PROCEEDS".

Limited Trading Market

         The price of the Company's Common Stock is currently quoted on the National Quotation Bureau System Pink Sheets under the symbol "CCBI". Prior to this Offering, there has been only limited trading activity. Although the Company expects that an active trading market will develop, there can be no assurance that an active trading market will develop at the completion of this

Offering or that such a market, if developed, will continue. It is the Company's intent to list the Common Stock on the Nasdaq - SmallCap Market in the fourth quarter of 1998 depending on market conditions and assuming the Company meets the Nasdaq SmallCap listing requirements. See "THE OFFERING -- Limited Trading Market".

Shares Eligible for Future Sale

         Sales of Common Stock in the public market following this Offering could adversely affect the market price of the Common Stock. Following this Offering, approximately 1,061,554 shares of Common Stock held by current shareholders, as well as the 1,000,000 maximum shares offered hereby, will be eligible for immediate sale without restriction in the public market. The executive officers and directors of CCBI, and certain officers of Citizens Bank own the remaining 510,070 shares of Common Stock in the aggregate. Such shares are subject to the volume and other limitations of Rule 144 adopted under the Securities Act. See "SHARES ELIGIBLE FOR FUTURE SALE".


                                 USE OF PROCEEDS

         The net proceeds to the Company from the sale of the Common Stock offered hereby will be approximately $2,150,000 at the Minimum Offering, net of estimated Offering expenses, and $7,400,000 at the Maximum Offering, net of estimated Offering expenses. The net proceeds to be raised in the Offering will depend upon the number of shares of Common Stock sold in the Offering and the actual amount of expenses incurred in the Offering, which may differ from the estimates herein.

         The Company intends to use the net proceeds to support future growth, including the expansion of the Company's main office location, and for general corporate purposes. Future growth is expected to occur both internally by establishing new branch offices and externally through selective acquisitions of other financial institutions or branch offices from such other institutions, primarily in the Southwest Florida Market of Collier, Lee and Charlotte Counties. The Company currently has no specific plans for, and has not entered into any agreement or understanding concerning, any such acquisitions. Pending the application of proceeds in the manner set forth above, the net proceeds will initially be invested by the Company in short-term, interest-bearing securities.

                                 CAPITALIZATION

         The following table sets forth the consolidated capitalization of the Company as of December 31, 1997, and as adjusted to give effect to the sale of a minimum of 300,000 shares and a maximum of 1,000,000 shares of Common Stock offered hereby, at $7.50 per share, net estimated offering expenses.



                                                                   As Adjusted    As Adjusted
                                                                   for Minimum    for Maximum
                                                     Actual         Offering       Offering
                                                     ------         --------       --------
                                                                (In thousands)

Deposits                                         $    36,938     $    36,938     $    36,938
Other borrowings                                        --              --              --
                                                 -----------     -----------     -----------
         Total deposits and borrowed funds       $    36,938     $    36,938     $    36,938
                                                 ===========     ===========     ===========
Stockholders' Equity:
Common Stock, $0.01 par  8,000,000
         shares authorized,  1,571,624 issued
         and outstanding (1,871,624 shares at
         the Minimum Offering and 2,571,624
         shares at the Maximum Offering)         $        15     $        19     $        26
Additional paid-in capital                             7,011           9,157          14,400
Accumulated Deficit                                     (255)           (255)           (255)
                                                 -----------     -----------     -----------
         Total stockholders' equity              $     6,771     $     8,921     $    14,171
                                                 ===========     ===========     ===========

-----------

(1)      Amount includes shares issued for one stock split.

(2)      Excludes   155,400  shares  of  Common  Stock   issuable   pursuant  to
         outstanding stock options at an average exercise price of $5.05 per share.



                       DETERMINATION OF SUBSCRIPTION PRICE

         The Common Stock of the Company is not publicly traded. The book value of the Company at December 31, 1997, was $4.31 per share. The $7.50 Subscription Price per share in the Offering was set by the Board of Directors after considering the Company's book value, assets, and the last three trades of the Common Stock, recent common stock offerings for financial institutions, and the demand for the Company's Common Stock. The Subscription Price is not, however, necessarily reflective of the value of the Common Stock in that no independent appraisal was made to determine the value of the Common Stock.


                      SELECTED CONSOLIDATED FINANCIAL DATA

         The following table presents selected consolidated financial data for the Company for each of the two years ended December 31, 1997 and December 31, 1996. The data should be read in conjunction with the Company's consolidated financial statements, including the related notes, included elsewhere herein.

This data should be read in conjunction with the Financial Statements and notes thereto included in this Prospectus and "MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS."

                                                             At December 31,
                                                          --------------------
                                                          1997            1996
                                                          ----            ----
                                                          (In thousands except
                                                             per share data)
Selected Balance Sheet Data:
         Total assets                                    $ 44,422     $ 25,028
         Cash and cash equivalents                         12,211        8,042
         Securities                                         2,499        2,240
         Loans, net                                        26,420       12,116
         Deposit accounts                                  36,938       17,885
         Stockholders' equity                               6,771        5,964
Selected Operating Data:
         Total interest income                           $  2,523     $    740
         Total interest expense                             1,208          283
         Net interest income                                1,315          457
         Net interest income after
          provision for loan losses                         1,162          312
         Non-interest income                                  273           70
         Non-interest expenses                              1,260          915
         Earnings (loss) before
          income taxes (benefit)                              175         (533)
         Income taxes (benefit)                                65         (191)
         Net earnings (loss)                                  110         (342)
Per Share Data(1):
         Basic earnings (loss) per share                 $    .07     $   (.26)
                                                         ========     ========
         Diluted earnings (loss) per share                    .07         (.26)
                                                         --------     --------
         Book value per share(2)                         $   4.31     $   4.22
                                                         ========     ========
Performance Ratios:
         Return on average assets (R.O.A.)                    .30%       (2.71)%
         Return on average equity (R.O.E.)                   1.72%      (10.35)%
         Interest-rate spread during the period              4.02%      2.33 %
         Non-interest expense to average assets              3.45%      7.24 %
Other Ratios and Data:
         Average equity to average assets                   17.47%       26.16%
         Allowance for credit losses as a
          percentage of total loans outstanding              1.12%        1.18%
         Nonperforming loans and foreclosed
          real estate as a percentage of
            total assets                                     *(3)         *(3)
         Total number of full-service banking offices          2            1
Capital Adequacy Ratios(4):
         Leverage capital ratio                             10.67%       19.46%
         Total risk-based capital ratio                     17.67%       30.80%
         Stockholders' equity to total assets               15.24%       23.83%


(1) Consolidated per share data has been presented to give retroactive effect to the two for one stock split paid, effective December 15, 1997.
(2) The book value per share as of December 31, 1997, would have been $4.41 assuming the exercise of stock options and Warrants outstanding on that date.
(3) The Company had no nonperforming loans or foreclosed real estate for the periods indicated.
(4) Capital ratios are computed using the year-end regulatory capital of Citizens Bank. See "CAPITAL RATIOS" for capital ratios relating to the Company.

                      MANAGEMENT'S DISCUSSION AND ANALYSIS
                OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

General

         CCBI was incorporated on May 24, 1995. CCBI owns 100% of the outstanding common stock of Citizens Bank and Citizens Financial Corp., a mortgage brokerage company which was incorporated on March 27, 1997. Citizens Financial is currently inactive. CCBI was organized simultaneously with Citizens Bank and its primary business is the ownership and operation of Citizens Bank and Citizens Financial. Citizens Bank is a Florida state-chartered commercial bank and its deposits are insured by the FDIC. Citizens Bank opened for business on March 8, 1996, and provides community banking services to businesses and individuals in Marco Island, Naples, and greater Collier County, Florida.

Liquidity and Capital Resources

         A state-chartered commercial bank is required under Florida Law and FDIC regulations to maintain a liquidity reserve of at least 15% of its total transaction accounts and 8% of its total non- transaction accounts subject to certain restrictions. The reserve may consist of cash-on-hand, demand deposits due from correspondent banks, and other investments and short-term marketable securities.

         The Company's primary source of funds during the year ended December 31, 1997, was from net deposit inflows of $19.1 million which were used primarily to originate loans. At December 31, 1997, the Company had outstanding commitments to originate loans totaling $1.0 million and commitments to borrowers for available lines of credit totaling $5.1 million. At December 31, 1997, the Bank exceeded its regulatory liquidity requirements.

Year 2000 Compliance

         Management has an ongoing program designed to ensure that its operational and financial systems will not be adversely affected by year 2000 software failures, due to processing errors arising from calculations using the year 2000 date. Based on current estimates, the Company expects to incur between $25,000 and $30,000 over the next three years on its program to redevelop, replace, or repair its computer applications to make them "year 2000 compliant." While management believes it is doing everything technologically possible to assure year 2000 compliance, it is to some extent dependent upon vendor cooperation. Management is requiring its computer system and software vendors to represent that the products provided are, or will be, year 2000 compliant, and has planned a program of testing for compliance. It is recognized that any year 2000 compliance failures could result in additional expense to the Company.

Credit Risk

         The Company's primary business is making commercial, business, consumer, and real estate loans. That activity entails potential loan losses, the magnitude of which depend on a variety of economic factors affecting borrowers which are beyond the control of the Company. While underwriting guidelines and credit review procedures have been instituted to protect the Company from avoidable credit losses, some losses will inevitably occur. At December 31, 1996 or 1997, the Company had no nonperforming assets, no loans delinquent 90 days or more, and has had no charge-off experience.

         The following table presents information regarding the Company's total allowance for losses as well as the allocation of such amounts to the various categories of loans (dollars in thousands):


                                                    At December 31,
                                                    ---------------
                                              1997                  1996
                                             ------                 -----
                                                   Loans                 Loans
                                                    to                    to
                                                   Total                 Total
                                    Amount         Loans       Amount    Loans
                                    ------         -----       ------    -----
Commercial real estate loans        $ 94            35%         $ 62      31%
Residential real estate loans         42            27            22      36
Commercial loans                     117            29            55      31
Consumer loans                        45             9             6       2
                                    ----          ----          ----    ----

Total allowance for loans losses    $298           100%         $145     100%
                                    ----           ====         ====     ====

Allowance for credit losses as a
   percentage of the total loans
   outstanding                                    1.12%                 1.18%
                                                  ====                  ====


Loan Portfolio Composition

         Commercial real estate loans and land loans comprise the largest group of loans in the Company's portfolio amounting to $9.4 million, or 35% of the total loan portfolio as of December 31, 1997. Commercial real estate loans consist of $8.6 million of loans secured by other non-residential property and $800,000 of loans secured by undeveloped land.

         Residential real estate loans comprise the second largest group of loans in the Company's loan portfolio, amounting to $7.3 million or 27% of the total loan portfolio as of December 31, 1997, of which approximately 98% are first mortgage loans. As of December 31, 1997, consumer loans and savings account loans, amounted to $2.3 million or 9% of the total loan portfolio.

         The following table sets forth the composition of the Company's loan portfolio by type at the dates indicated:


                                               At December 31,
                                               ---------------
                                       1997                       1996
                                      ------                      -----
                                               %                           %
                                Amount     of Total        Amount      of Total
                                ------     --------        ------      --------
                                                   (In thousands)
Commercial real estate       $  9,423            35%     $  3,758           31%
Residential real estate         7,261            27         4,384           36
Commercial loans                7,710            29         3,815           31
Consumer loans                  2,261             9           305            2
                             --------      --------      --------     --------

                               26,655           100%       12,262          100%
                                           =========                  =========
Add (Subtract):
   Deferred costs (fees) net       63                          (1)
   Allowance for credit
   losses                        (298)                       (145)
                             --------                    --------

Loan, net                    $ 26,420                    $ 12,116
                             ========                    ========



Investments

         The investment portfolio is comprised primarily of U.S. Treasury and U.S. Government agency securities and mortgage-backed securities. According to Financial Accounting Standards No. 115, investment portfolio is categorized as either "held to maturity", "available for sale" or "trading". Investments held to maturity represent those investments which the Company has the positive intent and ability to hold to maturity. These investments are carried at amortized cost and were comprised of U.S. Treasury and U.S. Government agency securities at December 31, 1997. Investments available for sale represent those investments which may be sold for various reasons including changes in interest rates and liquidity considerations. These investments are reported at fair market value with unrealized gains and losses being reported as a separate component of stockholders equity, net of income taxes. Trading securities are held primarily for resale and are recorded at their fair values. Unrealized gains or losses on trading securities are included immediately in earnings. At December 31, 1997, the Company had no securities categorized as available for sale or trading.

         Investment Portfolio. The following table sets forth the carrying value of the Company's investment portfolio:


                                                      At December 31,
                                                       1997          1996
                                                    ----------     ------
                                                      (In thousands)
Securities held to maturity:
     U.S. Treasury securities                      $      250   $   1,743
     U.S. Government agency securities                  2,249         497
                                                     --------   ---------
                                                    $   2,499   $   2,240
                                                     ========    ========


         Investment Maturities. The following table sets forth, by maturity distribution, certain information pertaining to the securities held to maturity portfolio as follows (dollars in thousands):


                                                                     After One Year
                                        One Year or Less              to Five Years                 Total
                                        ----------------              -------------                 -----
                                     Carrying         Average      Carrying     Average      Carrying    Average
                                       Value           Yield         Value       Yield        Value       Yield
                                       -----           -----         -----       -----        -----       -----
December 31, 1997:
   U.S. Treasury securities         $       250        6.04%  $        --         --%  $       250       6.04%
   U.S. Government agency
     securities                             749         5.80        1,500        6.00        2,249        5.93
                                      ---------                  --------                 --------

   Total                             $      999        5.81%    $   1,500       6.00%    $   2,499       5.94%
                                      =========   =========      ========    =======      ========   ========
December 31, 1996:
   U.S. Treasury securities                 247        6.00%        1,496       5.78%        1,743       5.80%
   U.S. Government agency
      securities                            497         5.80           --          --          497        5.80
                                      ---------               -----------                ---------

   Total                             $      744        5.88%    $   1,496       5.78%    $   2,240       5.80%
                                      =========    --------      ========    =======      ========   ========


Regulatory Capital Requirements

         Under FDIC regulations, Citizens Bank is required to meet certain minimum regulatory capital requirements. This is not a valuation allowance and has not been created by charges against earnings. It represents a restriction on stockholders' equity.

         Quantitative measures established by regulation to ensure capital adequacy require Citizens Bank to maintain minimum amounts and ratios (set forth in the table below) of total and Tier I capital (as defined in the regulations) to risk-weighted assets (as defined), and of Tier I capital (as defined) to average assets (as defined).

         The following table sets forth Citizen Bank's regulatory capital position.


                                                                                                         Well
                                                        Actual                 Minimum(1)           Capitalized(2)
                                                  -----------------         ----------------      -----------------
                                                  Amount         %          Amount        %       Amount         %
                                                  ------        ---         ------       ---      ------        ---
                                                                     (Dollars in thousands)
As of December 31, 1997:
   Total capital (to Risk-Weighted Assets)     $   4,643       17.67%   $   2,102       8.00%   $  2,627       10.00%
   Tier I Capital (to Risk-Weighted Assets)        4,354       16.57        1,051       4.00       1,576        6.00
   Tier I Capital (to Average Assets)              4,354       10.67        1,633       4.00       2,041        5.00
As of December 31, 1996:
   Total capital (to Risk-Weighted Assets)     $   3,890       30.80%   $   1,011       8.00%   $  1,264       10.00%
   Tier I Capital (to Risk-Weighted Assets)        3,747       29.65          505       4.00         758        6.00
   Tier I Capital (to Average Assets)              3,747       19.46          770       4.00         963        5.00



(1)      The minimum for adequately capitalized purposes.
(2) To be "well capitalized" under the FDIC's Prompt Corrective Action regulations.


Market Risk

         Market risk is the risk of loss from adverse changes in market prices and rates. The Company's market risk arises primarily from interest-rate risk inherent in its lending and deposit taking activities. To that end, management actively monitors and manages its interest-rate risk exposure. The measurement of market risk associated with financial instruments is meaningful only when all related and offsetting on- and off-balance-sheet transactions are aggregated, and the resulting net positions are identified. Disclosures about the fair value of financial instruments, which reflect changes in market prices and rates, can be found in Note 7 to Consolidated Financial Statements.

         The Company's primarily objective is managing interest-rate risk to minimize the adverse impact of changes in interest rates on the Company's net interest income and capital, while adjusting the asset-liability structure to obtain the maximum yield-cost spread on that structure. The Company relies primarily on its asset-liability structure to control interest-rate risk.
However, a sudden and substantial increase in interest rates may adversely impact the Company's earnings, to the extent that the interest rate borne by assets and liabilities do not change at the same speed, to the same extent, or on the same basis. The Company does not engage in trading activities.

Asset and Liability Management

         As part of its asset and liability management, the Company has emphasized establishing and implementing internal asset-liability decision processes, as well as communications and control procedures to aid in managing the Company's earnings. Management believes that these processes and procedures provide the Company with better capital planning, asset mix and volume controls, loan-pricing guidelines, and deposit interest-rate guidelines which should result in tighter controls and less exposure to interest-rate risk.

         The matching of assets and liabilities may be analyzed by examining the extent to which such assets and liabilities are "interest rate sensitive" and by monitoring an institution's interest rate sensitivity "gap." An asset or liability is said to be interest rate sensitive within a specific time period if it will mature or reprice within that time period. The interest-rate sensitivity gap is defined as the difference between interest-earning assets and interest-bearing liabilities maturing or repricing within a given time period. The gap ratio is computed as rate sensitive assets/rate sensitive liabilities. A gap ratio of 1.0% represents perfect matching. A gap is considered positive when the amount of interest-rate sensitive assets exceeds interest-rate sensitive liabilities. A gap is considered negative when the amount of interest-rate sensitive liabilities exceeds interest-rate sensitive assets. During a period of rising interest rates, a negative gap would adversely affect net interest income, while a positive gap would result in an increase in net interest income. During a period of falling interest rates, a negative gap would result in an increase in net interest income, while a positive gap would adversely affect net interest income.

         In order to minimize the potential for adverse effects of material and prolonged increases in interest rates on the results of operations, management continues to monitor asset and liability management policies to better match the maturities and repricing terms of its interest-earning assets and interest-bearing liabilities. Such policies have consisted primarily of: (i) emphasizing the origination of adjustable-rate loans; (ii) maintaining a stable core deposit base; and (iii) maintaining a significant portion of liquid assets (cash and short-term securities).









                           [Intentionally Left Blank]

         The following table sets forth certain information relating to the Company's interest-earning asset and interest-bearing liabilities at December 31, 1997 that are estimated to mature or are scheduled to reprice within the period shown (dollars in thousands):


                                                        More                     More
                                                        Than        More         Than
                                                        Three     Than Six        One        More
                                                       Months      Months       Year to      Than
                                           Three       to Six      to One        Five        Five       Over Ten
                                          Months       Months       Year         Years       Years        Years       Total
                                          ------       ------       ----         -----       -----        -----       -----
Mortgage and commercial loans(1):
   Variable rate                        $     6,346  $     1,069 $       893  $     1,904 $       101  $        -- $    10,313
  Fixed rate                                    803          331       1,363       12,004         762        1,079      16,342
                                        -----------  -----------  ----------    ---------  ----------      -------    --------

      Total loans                             7,149        1,400       2,257       13,908         863        1,079      26,655
Federal funds sold                            9,057           --          --            --         --           --       9,057
Securities(2)                                   500            --        499        1,500           --           --      2,499
                                        -----------  ------------ ----------   ---------- ------------ ------------  ---------

      Total rate-sensitive assets            16,706        1,400       2,755       15,408         863        1,079      38,211
                                          ---------    ---------   ---------    ---------   ---------     --------    --------
Deposit accounts(3):
   Money market deposits                      1,302           --          --           --          --           --       1,302
   NOW deposits                              15,462           --          --           --          --           --      15,462
   Savings deposits                             839           --          --           --          --           --         839
   Certificates of deposit                    3,440        2,800       5,293        4,547         102           --      16,182
                                         ----------   ----------  ----------    ---------   ---------  -----------    --------

      Total rate-sensitive liabilities       21,043        2,800       5,293        4,547         102           --      33,785
                                         ----------   ----------  ----------   ----------   ---------  -----------    --------
GAP repricing differences               $   (4,337)   $  (1,400)  $  (2,538)   $   10,861  $      761   $    1,079  $    4,726
                                         ==========    =========   =========    =========   =========    =========   =========
Cumulative GAP                          $   (4,337)   $  (5,737)  $  (8,275)  $     2,586   $   3,347   $    4,426
                                         ==========    =========   =========   ==========    ========    =========
Cumulative GAP/total assets                    9.8%        12.9%       18.6%         5.8%        7.5%        10.0%
                                         =========      =======     =======     ========      ======      =======


(1) In preparing the table above, adjustable-rate loans are included in the period in which the interest rates are next scheduled to adjust rather than in the period in which the loans mature. Fixed-rate loans are scheduled, including repayment, according to their maturities.
(2)      Securities are scheduled through the maturity dates.
(3) Money-Market, NOW, and Savings Deposits are regarded as ready accessible withdrawable accounts. Time deposits are scheduled through the maturity dates.


         The following table reflects the contractual principal repayments by period of the Company's loan portfolio at December 31, 1997 (in thousands):


                                               Residential    Commercial
      Years Ending             Commercial       Mortgage      Real Estate      Consumer
      December 31,                Loans           Loans          Loans           Loans          Total
     --------------              -------         -------        -------         -------        ------
1998                          $    2,466      $    1,323     $    3,013     $       447    $     7,249
1999                                 494             540            604             252          1,890
2000                               1,140           1,095          1,393             221          3,849
2001-2002                          1,233             482          2,207             214          4,136
2003-2004                          1,481             489          1,810             255          4,035
2005 and beyond                      896           3,332            396             872          5,496
                              ----------       ---------     ----------      ----------     ----------
Total                         $    7,710      $    7,261     $    9,423      $    2,261     $   26,655
                               =========       =========      =========       =========      =========

         Scheduled contractual principal repayments of loans do not reflect the actual life of such assets. The average life of loans is substantially less than their average contractual terms due to prepayments. In addition, due-on-sale clauses on loans generally give the Company the right to declare a conventional loan immediately due and payable in the event, among other things, that the borrower sells the real property subject to the mortgage and the loan is not repaid. The average life of mortgage loans tends to increase, however, when current mortgage loan rates are substantially higher than rates on existing mortgage loans and, conversely, decrease when rates on existing mortgages are substantially higher than current mortgage loan rates. Of the $19.4 million in loans due after 1998, 71% of such loans have fixed interest rates and 29% have adjustable interest rates.

         Origination, Sale and Repayment of Loans. The Company generally originates loans on real estate located in its primary geographical lending area in Southwest Florida. Residential mortgage loan originations by the Company are attributable to Depositors, other existing customers, advertising and referrals from real estate brokers and developers. The Company's residential mortgage loans generally are originated to ensure compliance with documentation and underwriting standards which permit their sale to the Federal National Mortgage Association ("Fannie Mae") and other investors in the secondary market.

         The Company has, to limited extent, engaged in the sale of whole loans. The Company utilizes the sale of fixed rates loans and ARM loans to provide liquidity and funding sources for higher yielding loans.

         The following table sets forth total loans originated, repaid and sold during the periods indicated.


                                                        Year Ended
                                                       December 31,
                                             ----------------------------
                                                 1997                1996
                                             ------------        --------
                                                 (In thousands)
Originations:
     Commercial loans                        $       756       $    3,855
     Commercial real estate loans                  9,426            3,797
     Residential mortgage loans                   13,897            4,384
     Consumer loans                                2,888              305
                                               ---------         --------

         Total loan originated                    26,967           12,341
Less:
     Principal reductions                          7,887               79
     Loans sold                                    4,687               --
                                              ---------          --------
Increase in total loans                       $   14,393        $  12,262
                                               =========         ========

Deposits and Other Sources of Funds

         General. In addition to deposits, the sources of funds available for lending and other business purposes include loan repayments, loan sales, and securities sold under agreements to repurchase. Loan repayments are a relatively stable source of funds, while deposit inflows and outflows are influenced significantly by general interest rates and money market conditions. Borrowings may be used on a short-term basis to compensate for reductions in other sources, such as deposits at less than projected levels and are also used to fund the origination of mortgage loans designated to be sold in the secondary markets.

         Deposits. Deposits are attracted principally from the Company's primary geographic market areas in Collier County, Florida. The Company offers a broad selection of deposit instruments including demand deposit accounts, NOW accounts, money market accounts, regular savings accounts, term certificate accounts and retirement savings plans (such as IRA accounts). Certificate of deposit rates are set to encourage longer maturities as cost and market conditions will allow. Deposit account terms vary, with the primary differences being the minimum balance required, the time period the funds must remain on deposit and the interest rate.

         The Company has emphasized commercial banking relationships in an effort to increase demand deposits as a percentage of total deposits. The Company's courier service is expected to be in operation by the end of the first quarter of 1998. The courier service will serve the Company's business customers in Marco Island and Naples.

         Management sets the deposit interest rates weekly based on a review of deposit flows for the previous week, a survey of rates among competitors and other financial institutions in Florida.








                           [Intentionally Left Blank]

         The following table shows the distribution of, and certain other information relating to, the Company's deposit accounts by type for the periods indicated.


                                                                        December 31,
                                                             1997                               1996
                                              -------------------------------------------------------------
                                               Amortized           Fair            Amortized         Fair
                                                 Cost              Value              Cost           Value
                                                               (Dollars in thousands)
Demand deposits                              $    3,153             8.54%       $    2,366           13.23%
NOW deposits                                     15,462            41.86             8,311           46.47
Money-market deposits                             1,302             3.52               418            2.34
Savings deposits                                    839             2.27               360            2.01
                                              ---------         --------        ----------       ---------

     Subtotal                                    20,756            56.19%           11,455           64.05%

Certificate of deposits:
     4.00% - 4.99%                                1,101             2.98%              447            2.50%
     5.00% - 5.99%                                8,221            22.26             4,966           27.77
     6.00% - 6.99%                                6,860            18.57             1,017            5.68
                                              ---------         --------         ---------       ---------

Total certificates of deposits (1)               16,182            43.81             6,430           35.95
                                               --------         --------         ---------        --------
Total deposits(2)                             $  36,938           100.00%        $  17,885          100.00%
                                               ========          =======          ========         =======


(1) Includes individual retirement accounts ("IRA") totaling $611,000 and $253,000 at December 31, 1997 and 1996, all of which are in the form of certificates of deposit.
(2) The deposit portfolio does not contain a concentration from any one depositor or related group of Depositors.



Jumbo certificates ($100,000 and over) mature as follows (in thousands):


                                                       December 31,
                                                  ---------------------
                                                   1997            1996
                                                  ------           ----
     Due three months or less                  $     872       $      --
     Due over three months to six months             411              507
     Due over six months to one year               1,831              260
     Due over one year                               905              700
                                                --------         --------
                                                $  4,019         $  1,467
                                                 =======          =======


         Borrowings. At December 31, 1997, the Company had no borrowings. To date, the Company has been able to fund its lending activities through its deposits.

Results of Operation

         The operating results of the Company depend primarily on its net interest income, which is the difference between interest income on interest-earning assets and interest expense on interest-bearing liabilities, consisting primarily of deposits. Net interest income is determined by the difference between yields earned on interest-earning assets and rates paid on interest-bearing liabilities ("interest-rate spread") and the relative amounts of interest-earning assets and interest-bearing liabilities. The Company's interest-rate spread is affected by regulatory, economic, and competitive factors that influence interest rates, loan demand, and deposit flows. In addition, the Company's net earnings are also affected by the level of nonperforming loans and foreclosed real estate, as well as the level of its non-interest income, and its non-interest expenses, such as salaries and employee benefits, occupancy and equipment costs and income taxes.













                           [Intentionally Left Blank]

         The following table sets forth, for the periods indicated, information regarding: (i) the total dollar amount of interest and dividend income of the Company from interest-earning assets and the resultant average yield; (ii) the total dollar amount of interest expense on interest-bearing liabilities and the resultant average costs; (iii) net interest/dividend income; (iv) interest-rate spread; and (v) net interest margin. Average balances are based on average daily balances.


                                                          For the Year Ended December 31,
                                       -----------------------------------------------------------------------
                                                     1996                                 1995
                                       ---------------------------------    ----------------------------------
                                                    Interest    Interest                 Interest     Interest
                                       Average        and        Yield/     Average        and         Yield/
                                       Balance     Dividends      Rate      Balance     Dividends       Rate
                                       -------     ---------      ----      -------     ---------       ----
Interest-earning assets:
   Loans                             $    20,537      $  1,914   9.32% $     3,842     $     323        8.39%
   Securities                              2,346           141   6.01        2,052           119        5.78
   Other interest-earning assets(1)        8,516           468   5.50        5,306           298        5.62
                                       ---------      --------            --------      --------

   Total interest-earning assets          31,399         2,523   8.04       11,200           740        6.61
                                                       -------                          --------

   Non-interest earning assets             5,157                             1,443
                                        --------                          --------
   Total Assets                         $ 36,556                          $ 12,643
                                         =======                           =======
Interest-bearing liabilities:
   Demand, money market and
     NOW deposits                       $ 17,638     $     517   2.93%   $   4,087     $     148        3.62%
   Savings                                   573            17   3.01          163             5        2.99
   Certificates of deposit                11,704           664   5.67        2,296           124        5.39
   Other                                     125            10   8.00           66             6        9.42
                                       ---------     ---------   -----  ----------    ----------
   Total interest-bearing
   liabilities                            30,040         1,208   4.02%       6,612           283        4.28%
                                                       -------                          --------

   Non-interest bearing liabilities          128                                2,724
   Stockholders' equity                    6,388                                3,307
                                        --------                             --------

   Total liabilities and
   stockholders' equity                 $ 36,556                             $ 12,643
                                         =======                              =======
Net interest dividend income                         $  1, 315                             $    457
                                                      ========                              =======
Interest-rate spread(2)                                             4.02%                                 2.33%
                                                                  ======                               =======
Net interest margin(3)                                              4.20%                                 4.08%
                                                                  ======                               =======
Ratio of average interest-earning
  assets to average interest-bearing        1.05                                 1.69
                                         =======                               ======
  liabilities


(1)      Includes interest-bearing deposits and federal funds sold.
(2) Interest-rate spread represents the difference between the average yield on interest-earning assets and the average cost of interest-bearing liabilities
(3) Net interest margin is net interest income divided by average interest-earning assets.

Rate/Volume Analysis

         The following table sets forth certain information regarding changes in interest income and interest expenses for the periods indicated. For each category of interest-earning assets and interest-bearing liabilities, information is provided on changes attributable to: (i) changes in rate (change in rate multiplied by prior volume); (ii) changes in volume (change in volume multiplied by prior rate); and (iii) changes in rate-volume (change in rate multiplied by change in volume).


                                                              Year Ended December 31, 1997
                                                            vs. Year Ended December 31, 1996
                                                               Increase (Decrease) Due to
                                                       ------------------------------------------
                                                                               Rate/
                                                       Rate       Volume      Volume        Total
                                                       ----       ------      ------        -----
                                                                     (In thousands)
Interest earning assets:
     Loans                                          $       35    $   1,401   $     155    $   1,591
     Securities                                              5           17          --           22
     Other interest-earning assets                          (6)         180          (4)         170
                                                     ---------    ---------   ---------     --------

        Total                                               34        1,598         151        1,783
                                                     ---------     --------    --------      -------
Interest-bearing liabilities:
     Deposits:
        Demand, money-market and NOW deposits             (28)          491        (94)          369
        Savings                                             --           12          --           12
        Certificates of deposit                              7          507          26          540
        Other                                               (1)           6          (1)           4
                                                     ---------   ----------  ----------    ---------

     Total                                                 (22)       1,016         (69)         925
                                                      --------     --------   ---------    ---------
Net change in net interest income                    $      56   $      582   $     220    $     858
                                                      ========    =========    ========     ========


Results of Operations for the Years Ended December 31, 1997 and 1996

         General. Net earnings for the year ended December 31, 1997 were $109,506 or $.07 per basic share ($.07 per diluted share) compared to a net loss of $(342,295) or $(.26) for the year ended December 31, 1996. This improvement in the Company's net operating results was primarily due to an increase in net interest income partially offset by an increase in non-interest expenses.

         Interest Income and Expense. Interest income increased by $1.8 million from $740,000 for the year ended December 31, 1996 to $2.5 million for the year ended December 31, 1997. Interest income on loans increased $1.6 million due to an increase in the average loan portfolio balance from $3.8 million for the year ended December 31, 1996, to $20.5 million for 1997, as well as an increase in the weighted-average yield of 93 basis points. Interest on securities increased $22,000 due to an increase in the average securities balance from $2.1 million in 1996 to $2.3 million in 1997, as well as an increase in the average yield from 5.78% in 1996, to 6.01% in 1997. Interest on other interest-earning assets increased $170,000 primarily due to an increase from $5.3 million in average other interest-earning assets in 1996, to $8.5 million in 1997.

         Interest expense increased $925,000 in 1997 compared to 1996. Interest expense increased due to and an increase in average deposits from $6.5 million to $29.9 million from 1996 to 1997.

         Provision for Loan Losses. The provision for loan losses was charged to earnings to bring the total allowance to a level deemed appropriate by management and is based upon historical experience, the volume and type of lending conducted by Citizens Bank, industry standards, the amounts of nonperforming loans, general economic conditions, particularly as they relate to Company's market areas, and other factors related to the collectibility of Company's loan portfolio. Management believes that the allowance for loan losses of $298,000 is adequate at December 31, 1997.

         Other Income. Other income increased from $70,000 in 1996 to $273,000 in 1997 primarily because of gains from the sale of loans of $68,000 in 1997, with no corresponding amount in 1996, and increased service charges on deposit accounts in 1997 compared to 1996.

         Other Expense. Total other expense increased $345,000 for the year ended December 31, 1997, compared to 1996, primarily due to an increase in employee compensation and benefits of $310,000 due to additional employees. All other operating expenses increased primarily due to the growth of the Company.

         Income Taxes. The income tax provision was $66,000 (an effective rate of 37.6%) for 1997 compared to a credit of $(191,000) (an effective rate of [35.8%]) for 1996.

Impact of Inflation and Changing Prices

         The consolidated financial statements and related data presented herein have been prepared in accordance with Generally Accepted Accounting Principles ("GAAP"), which require the measurements of financial position and operating results in terms of historical dollars, without considering changes in the relative purchasing power of money over time due to inflation. Unlike most industrial companies, substantially all of the assets and liabilities of the Company are monetary in nature. As a result, interest rates have a more significant impact on the Company's performance than the effects of general levels of inflation. Interest rates do not necessarily move in the same direction or in the same magnitude as the prices of goods and services, since such prices are affected by inflation to a larger extent than interest rates.

Future Accounting Requirements

         Financial Accounting Standards 130 - Reporting Comprehensive Income establishes standards for reporting comprehensive income. The Standard defines comprehensive income as the change in equity of an enterprise except those resulting from stockholder transactions. All components of comprehensive income are required to be reported in a new financial statement that is displayed with equal prominence as existing financial statements. The Company will be required to adopt this Standard effective January 1, 1998. As the Statement addresses reporting and presentation issues only, there will be no impact on operating results from the adoption of this Standard.

         Financial Accounting Standards 131 - Disclosures about Segments of an Enterprise and Related Information establishes standards for related disclosures about products and services, geographic areas, and major customers. The Company will be required to adopt this Standard effective January 1, 1998. As the Standard addresses reporting and disclosure issues only, there will be no impact on operating results from adoption of this Standard.


                                    BUSINESS

The Company

         CCBI is a one-bank holding company organized under the laws of the State of Florida and headquartered in Marco Island, Florida. CCBI operates primarily through its wholly-owned banking subsidiary, Citizens Bank, a Florida-chartered commercial bank and Citizens Financial, a mortgage brokerage company which became inactive in August 1997.

         As of December 31, 1997, CCBI had total assets of $44.4 million, total deposits of $36.9 million and total stockholders' equity of $6.8 million. CCBI reported consolidated net earnings income of $110,000 or $.07 per basic and diluted share for the year ended December 31, 1997.

The Bank

         Citizens Bank, a Florida-chartered commercial bank, commenced its operations on March 8, 1996. Citizens Bank has two full-service offices, its main office in Marco Island, Florida, and its East Tamiami Trail Branch Office in Naples, Florida. Citizens Bank's deposits are federally insured up to applicable limits by the FDIC under the Bank Insurance Fund ("BIF").

         The principal sources of funds for Citizens Bank's lending and investing activities traditionally have been deposits, repayment of loans and earnings from operations. Citizens Bank's primary sources of income are interest and fees on loans, fees on transaction accounts and other activities, gains on sales of mortgage loans in the secondary market, and interest and dividends on mortgage-backed securities and investments. Citizens Bank's principal costs are interest paid on deposit accounts and operating expenses.

         Citizens Bank operates a traditional community banking business through its retail banking facilities and a friendly and professional staff that is committed to developing long-term relationships with customers by offering personalized, quality service. Citizens Bank offers a broad range of retail and commercial banking services, including various types of deposit accounts and loan products for small businesses and consumers. As part of its "community banking" approach, Citizens Bank encourages its Officers to actively participate in community organizations.

         As of December 31, 1997, Citizens Bank had total assets of $42.4 million, total deposits of $36.9 million and total stockholders' equity of $4.4 million. Citizens Bank is the only community bank headquartered in Marco Island. Citizens Bank is considered a "well-capitalized" financial institution under regulations adopted by the FDIC. See "REGULATION AND SUPERVISION Prompt and Corrective Action."

Primary Service Area

         The Company is headquartered in Marco Island, Florida, which has a population of approximately 13,000 residents in the Summer months and a seasonal high of 30,000 residents in the Winter months. Marco Island is approximately six miles long and four miles wide, and is located in Collier County, Florida. Marco Island was originally developed as a retirement community, but the demographics are changing as younger families move into the area. Tourism is the primary industry of Marco Island, which is supported by three large resorts. There is no heavy manufacturing on the island. Marco Island is approximately 16 miles South of downtown Naples, and 104 miles West of Miami, Florida.

         The Company's East Tamiami Trail Branch is located in the southern part of Naples, Florida. Naples has a population of approximately 100,000 residents and is the county seat for Collier County, which is the Company's Primary
Geographic Market. The seasonal population of Collier County, based upon statistical information provided by the Naples Chamber of Commerce, is approximately 200,000 residents. Collier County is the second-largest county in Florida, with a land area of 1,994 square miles. It has more than 675 miles of coastline and is served by the Southwest Regional Airport in Ft. Myers, the Naples Airport, and the Marco Island Airport which serves private and chartered flights. Collier County is one of the fastest growing areas in the State of Florida. The primary business sectors in greater Collier County include the service industry, retail trade industry, finance industry, insurance industry, real estate development and sales, and the agriculture industry. Based upon the latest statistical data, the median family income for Collier County is the highest in the State of Florida.

         The Company views its Primary Service Area and Primary Geographic Market to be a dynamic growing market.

Competition

         The Company experiences competition for attracting deposits and making loans from other financial institutions, including larger regional bank holding companies, commercial banks, and credit unions. Additional competition for deposits comes from government securities, money market funds, mutual fund and securities brokerage firms. The primary factors in competing for deposits are interest rates, the range of financial services offered, convenience of office locations, and the flexibility of office hours. The primary factors in competing for loans include interest rates, loan fees, flexible terms, and timely loan decisions.

         The Company competes for deposits by offering a variety of checking programs geared to its potential customers. The Company responds to its competition by developing strong ties in the local community and providing a high quality of personal banking services to families, professionals, retirees, and owner-operated businesses with an emphasis on flexibility and timely responses to customer demands.

         With respect to loans, since opening for business in March 1996, the Company has placed an emphasis on originating commercial and consumer loans. The Company has targeted small- to medium-sized businesses as its potential customer base as management believes that large out-of-state financial institutions which have acquired several local banks have shifted the focus of the acquired banks away from these businesses. The Company, also originates residential loans by offering various adjustable-rate and fixed-rate mortgage loan products.

         Geographic deregulation has also had a material impact on the financial industry. Federally-chartered savings institutions have interstate banking authority. As for commercial banks, to date, all but three states have enacted some form of interstate banking legislation. The most common form of interstate banking statutes have either regional limitations or reciprocity requirements. A growing number of states, however, now provide for unrestricted entry. Recent legislation in Florida and on the national level have removed most of the final barriers to interstate banking. A bank holding company is now permitted to acquire existing banks across state lines and may consolidate its interstate subsidiary banks into branches and merge with a bank in another state, depending upon state laws.

Lending Activities

         General. The Company's primary business is making commercial business, real estate and consumer loans. As of December 31, 1997, the total loan portfolio, net, totaled $26.7 million, or 60% of total assets. See "MANAGEMENT DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS - Loan Portfolio Composition."

         Loan Underwriting. Lending activities are subject to underwriting standard and loan origination procedures prescribed by the Board of Directors and management. Loan applications are obtained to determine the borrower's ability to repay, and the more significant items on these applications are verified through the use of credit reports, financial statements and confirmations. The Company's lending policy for real estate loans generally requires that collateral be appraised by an independent, outside appraiser approved by the Board of Directors.

         Loans are approved at various management levels up to and including the Board of Directors, depending on the amount of the loan. Loan approvals are made in accordance with a Chart of Delegated Authority approved by the Board of

Directors. Generally, loans less than $250,000 are approve by authorized officers or loan underwriters. Loans over $250,000 usually require approval by the Loan Committee or Board of Directors.

         General Lending Policies. The policy of the Company for real estate loans is to have a valid mortgage lien on real estate securing a loan and to obtain a title insurance policy which insures the validity and priority of the lien. Borrowers must also obtain hazard insurance policies prior to closing, and when the property is in a flood prone area, flood insurance is required. Most real state loans also require the borrower to advance funds on a monthly basis together with each payment of principal and interest to a mortgage escrow account from which disbursements are made for items such as real estate taxes and property insurance.

         The Company is permitted to lend up to 100% of the appraised value of the real property securing a mortgage loan. However, if the amount of a conventional, residential loan (including a construction loan or a combination construction and permanent loan) originated or refinanced exceeds 90% of the appraised value, the bank is required by federal regulations to obtain private mortgage insurance on that portion of the principal amount of the loan that exceeds 80% of the appraised value of the property. The Company will originate single-family residential mortgage loans with up to a 90% loan-to-value ratio if the required private mortgage insurance is obtained. Loans over 95% loan-to-value ratio are limited to special community support programs or one of the FHA, VA, or Farmers Home Administration ("FmHA") guarantee or insurance programs. The loan-to-value ratio on a home secured by a junior lien generally does not exceed 85%, including the amount of the first mortgage on the collateral. With respect to home loans granted for construction or combination construction/permanent financing, the bank will lend up to 80% of the appraised value of the property on an "as completed" basis. The Company generally limits the loan-to-value ratio on multi-family residential and commercial real estate loans to 75% of value. Consumer loan are considered to be loans to natural persons for personal, family or household purposes, and these loans may be unsecured, secured by personal property or secured by liens on real estate which, when aggregated with prior liens, equals or exceeds the appraised value of the collateral property.

         The maximum amount which the Company could have loaned to one borrower and the borrower's related entities as of December 31, 1997, was approximately $1.1 million. See "REGULATION AND SUPERVISION - Regulation of the Bank."

         The Company is permitted to originate loans secured by  non-residential
or  commercial  real  estate.   As  of  December  31,  1997,  loans  secured  by
non-residential or commercial real estate totaled $10.0 million.

         Interest rates charged on loans are affected principally by competitive factors, the demand for such loans and the supply of funds available for lending purposes. These factors are, in turn, affected by general economic conditions, monetary policies of the federal government, including the Federal Reserve Board, legislative tax policies and government budgetary matters.

         Residential   Loans.  The  Company  currently   originates   fixed-rate
residential  mortgage  loans and ARMS  loans for terms of up to 30 years.  As of

December 31, 1997, $7.3 million or 27% of the Company's total loan portfolio consisted of one-to-four family residential real state loans. As of such date, approximately $6.8 million, or 93% of these loans were ARM loans.

         The residential ARM loans currently being offered have interest rates that are fixed for a period of one, three or five years and then after the initial period the interest rate is adjusted annually based upon an index such as the yield on Treasury Securities adjusted to a one-year maturity, plus a margin. Most of the Company's ARM lending programs limit the amount of any increase or decrease in the interest rate at each adjustment and over the life of the loan. Typical limitations are 2% of each adjustment with a limit of 6% over the life of the loan. The Company may offer ARM loans with different annual and life of loan interest change limits, shorter or longer adjustment periods and different base indices as may be appropriate to meet market demands, portfolio needs, and the Company's interest rate risk management goals. While the Company usually offers an initial rate on ARM loans below a fully indexed rate, the loan is always underwritten based on the borrower's ability to pay at the interest rate which would be in effect after adjustment of the loan. Some ARM loans include features that allow the borrower, under special conditions, to convert the loan to a fixed rate at the then prevailing market rates.

         ARM loans reduce the risks to the Company concerning changes in interest rates, but involve other risk because as interest rates increase, the borrower's required payments increase thus increasing the potential for default. Marketability of real estate is also affected by the level of interest rates.

         Most of the Company's fixed rate home loans are originated for 30-year amortization terms. Borrowers requesting a term of 15 years or less are usually granted an interest rate slightly lower than is offered for a 30-year amortizing loan. These loans are originated to ensure compliance with documentation and underwriting standards which permit their sale in the secondary market to institutional investors such as Fannie Mae. Fixed-rate home loans include a "Due on Sale" clause which provides the bank with the contractual right to declare the loan immediately due and payable in the event the borrower transfers ownership of the property without the Company's consent. It is the Company's policy to enforce "Due on Sale" provisions.

         Construction Loans. The Company has and continues to offer adjustable and fixed-rate residential construction loans to owners wishing to construct their primary residence and to selected builders/developers to build one- to four-family dwellings in the Company's primary geographic market and neighboring communities. As of December 31, 1997, construction loans amounted to $2.7 million, or 10.1% of the total loan portfolio. Loans to builders/developers are for homes that are pre-sold or are constructed on a speculative basis ("Spec Loans"). Loans to builders for the construction of a home for which there is no end buyer at the time of construction are considered speculative loans. Construction loans to individuals usually are originated in connection with the permanent loan on the property ("construction-permanent loans"). Construction permanent loans typically provide for a construction term of six months to one year followed by the permanent loan term of up to 30 years. Speculative builder loans are typically for one year and provide for interest only payments during the loan term. The financial capacity of the builder, the builder experience and credit history of the builder, as well as, present market conditions are reviewed when considering speculative loans. As of December 31, 1997, the

Company had three Spec Loans for an aggregate of $528,000. All of the Spec Loans are to the same builder and are performing in accordance with their original terms.

         Loan advances during construction are made on a percentage of completion basis, and funds are typically disbursed in four to six draws after an inspection is made by Company personnel and/or authorized independent inspectors and after a written report of construction progress is received. Construction financing is generally considered to involve a higher degree of risk of loss than long-term financing on improved, owner-occupied real estate. Risk of loss on a construction loan is dependent largely upon the accuracy of the initial estimate of construction cost and of the initial estimate of the property's value upon completion. During construction, a number of factors could result in delays and cost overruns. If the estimate of construction costs proves to be inaccurate, funds may be required to be advanced beyond the amount originally committed to complete construction. If the estimate of value proves to be high, the Company may be confronted with a project having a value which is insufficient to assure full payment. Repayment of construction loans to builders of single family homes usually depends upon the builder successfully negotiating a sale for the property. Sales of homes are affected by market conditions and the supply and demand for such products.

         Consumer Loans. The Company makes various types of consumer loans, primarily home equity loans and second mortgages. Consumer loans are originated in order to provide a wide range of financial services to customers and to create stronger ties to its customers and because the shorter term and normally higher interest rates on such loans help increase the sensitivity of interest-earning assets to changes in interest rates and maintain a profitable spread between the Company's average loan yield and its cost of funds. The terms of consumer loans generally range from one to five years. Underwriting standards for consumer loans include an assessment of the applicant's repayment history on other debts and ability to meet existing obligations and payments on the proposed loans. Although the applicant's creditworthiness is a primary consideration, the underwriting process also includes a comparison of the value of the security, if any, to the proposed loan amount. Consumer loans generally involve more credit risks than mortgage loans because of the type and nature of the collateral or absence of collateral. Consumer lending collections are dependent on the borrower's continuing financial stability, and are likely to be adversely affected by job loss, divorce and illness. Furthermore, the application of various federal and state laws, including federal and state bankruptcy and insolvency laws, may limit the amount which can be recovered on such loans. In most cases, any repossessed collateral for a defaulted consumer loan will not provide an adequate source of repayment of the outstanding loan balance. Management believes that the yields earned on consumer loans are commensurate with the credit risk associated with such loans. The Company intends to continue to increase its investment in these types of loans. As of December 31, 1997, consumer loans amounted to $2.3 million, or 9% of the total loan portfolio.

         Commercial Real Estate Loans. Commercial real estate loans are secured primarily by office and retail business properties located in Florida. These types of loans amounted to $9.4 million or 35% of the total loan portfolio as of December 31, 1997. Commercial real estate loans may be for an amortization term of up to 25 years, but frequently include a maturity in three to six years. The Company generally does not offer fixed-rate commercial real estate or multi-family loans.

         Commercial and multi-family real estate loans are originated with a loan-to-value ratio not exceeding 75%. Loans on this type of collateral will continue to be a part of the Company's future lending program. Commercial and multi-family real estate loans are generally larger and involve a greater degree of risk than residential mortgage loans. Because payments on loans secured by commercial property depend to a large degree on results of operations and management of the properties, repayment of such loans may be subject to a greater extent to adverse conditions in the real estate market or the economy. At December 31, 1997, the largest commercial real estate loan was $1.2 million secured by commercial rental property located in Marco Island, Florida. The loan is current. The largest multi-family real estate loan is $478,000, secured by three, four plexes located in Naples, Florida. The loan is current.

         Commercial Loans. The Company's commercial loans are business loans that are not secured by real estate. At December 31, 1997, the largest commercial loans was $750,000 to an individual in Immokalee, Florida, secured by stock of a local bank. The Company has no Small Business Administration ("SBA") loans. The Company is not a delegated SBA underwriter. The Company would consider making SBA loans if the demand for such loans arise in its primary geographic market area. SBA loans, which are guaranteed in part by the SBA, typically include a higher loan balance relative to the value of the collateral, as opposed to loans originated without a government guarantee.

         Income from Lending Activities. Fees are earned in connection with loan commitments and originations, loan modifications, late payments, changes of property ownership and for miscellaneous services related to loans. Income from these activities varies from period to period with the volume and type of loans originated, sold and purchased, which in turn is dependent upon prevailing mortgage interest rates and their effect on the demand for loans in the Company's primary market area.

         Loan fees typically are charged at the time of loan origination and may be a flat fee or a percentage of the amount of the loan. Under current accounting standards such fees cannot typically be recognized as income and are deferred and taken into income over the contractual life of the loan, using a level yield method. If a loan is prepaid or refinanced, all remaining deferred fees with respect to such loan are taken into income at that time.

         Nonperforming Loans and Real Estate Owned. When a borrower fails to make a required payment on a loan, the Company attempts to collect the payment by contacting the borrower. If a payment on a loan has not been received by the end of a grace period (usually 10 days from the payment due date), notices are sent at that time, with follow-up contacts made thereafter. In most cases, delinquencies are cured promptly. If the delinquency exceeds 29 days and is not cured through normal collection procedures, the Company will institute more formal measures to remedy the default, including the commencement of foreclosure proceedings. The Company will then attempt to negotiate with the delinquent borrower to establish a satisfactory payment schedule.

         If foreclosure is required, when completed, the property would be sold at a public auction in which the Company may participate as a bidder. If the Company is the successful bidder, the acquired real estate property is then included in the other real estate owned "OREO" account until it is sold. The Company is permitted under federal regulations to finance sales of real estate owned by "loans to facilitate", which may involve more favorable interest rates and terms than generally would be granted under normal underwriting guidelines. As of December 31, 1997, the Company had no OREO properties and had not been required to institute foreclosure on any of its loans.

Asset Classification

         The Commercial banks are required to review and when appropriate classify their assets on a regular basis. FDIC and state banking examiners have authority to identify problem assets and, if appropriate, require them to be classified. There are three classifications for problem assets: substandard, doubtful and loss. Substandard assets have one or more defined weaknesses and are characterized by the distinct possibility that the insured institution will sustain some loss if the deficiencies are not corrected. Doubtful assets have the weaknesses of substandard assets with the additional characteristic that the weaknesses make collection or liquidation in full on the basis of currently existing facts, conditions and values questionable, and there is a high possibility of loss. An asset classified as loss is considered uncollectible and of such little value that continuance as an asset of the institution is not warranted. If an asset or portion thereof is classified as loss, the insured institution establishes specific allowance for loan losses for the full amount of the portion of the asset classified as loss. All or a portion of general loan loss allowances established to cover possible losses related to assets classified substandard or doubtful may be included in determining an institution's regulatory capital, while specific valuation allowances for loan losses generally do not qualify as regulatory capital. Assets that do not warrant classification in one of the aforementioned categories, but possess weaknesses, are classified as special mention and monitored by the Company.

         At  December  31,  1997,  the  Company  had  no  loans   classified  as
Substandard, Doubtful, or Loss.

Provision for Losses on Loans

         The provision for loan losses is established through a provision for loan losses charged against income. Loans are charged against the provision when management believes that the collectibility of the principal is unlikely. The provision is an estimated amount that management believes will be adequate to absorb losses inherent in the loan portfolio and commitments to extend credit, based on evaluations of its collectibility. The evaluations take into consideration such factors as changes in the nature and volume of the portfolio, overall portfolio quality, specific problem loans and commitments, and current anticipated economic conditions that may affect the borrower's ability to pay. While management uses the best information available to recognize losses on loans, future additions to the provision may be necessary based on changes in economic conditions. At December 31, 1997, the Company had a total provision for loan losses of $298,000 representing 1.12% of total loans. See "MANAGEMENT DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS - Credit Risk" for the table showing the Company's provision for loan losses.

Non-Bank Subsidiary

         As of December 31, 1997, the Company had one wholly-owned non-bank subsidiary, Citizens Financial. Citizens Financial was established on March 27, 1997, to be a mortgage brokerage company in Southwest Florida. As of December 31, 1997, the Company's aggregate investment in Citizens Financial was $100,000, or 0.2% of consolidated assets. The operations of Citizens Financial were suspended in August 1997.

Personnel

         As of December 31, 1997, the Company had 19 full-time employees and 6 part-time employees. The employees are not represented by any collective bargaining group. The Company believes its relations with its employees to be good.

         The  Company  currently  maintains  a  comprehensive  employee  benefit program providing, among other benefits, hospitalization and major medical insurance, long-term disability insurance, life insurance, and education assistance. Such employee benefits are considered by management to be generally competitive with employee benefits provided by other major employers in the Company's geographic market area.

Legal Proceedings

         There are no material pending legal proceedings to which CCBI or Citizens Bank is a party or to which any of their property is subject.

Properties

         The following table sets forth information with respect to the Company's offices as of December 31, 1997.


                                      Year Facility        Facility           Net Book
             Location                     Opened             Status             Value
             --------                     ------             ------             -----
Main Office

Citizens Community Bank                    1996             Owned(1)             $1,701,000
650 E. Elkcam
Marco Island, Florida  34145


Branches

East Tamiami Trail Office                  1997             Owned(2)            $   785,000
5101 East Tamiami Trail
Naples, Florida  34113
-------------------------

(1)      The Main Office facility is owned by Citizens Bank.
(2) The East Tamiami Trail Office is a 12,000 square foot two story building which is owned by CCBI. Citizens Bank leases 4,000 square feet on the first floor of the building. The remaining 8,000 square feet is being leased to non-affiliated third parties.

                           REGULATION AND SUPERVISION

General

         As a one-bank holding company registered under the BHC Act, CCBI is subject to regulation and supervision by the Federal Reserve. Under the BHC Act, CCBI's activities and those of Citizens Bank are limited to banking, managing or controlling banks, furnishing services to or performing services for its subsidiaries or engaging in any other activity that the Federal Reserve determines to be so closely related to banking or managing or controlling banks as to be a proper incident thereto.
 As a Florida corporation, CCBI is also subject to Chapter 607, Florida Business Corporation Act ("FBC Act") and the regulations promulgated thereunder by the Florida Department of State. As a state-chartered commercial bank, Citizens Bank is subject to extensive regulation by the Florida Department and the FDIC.

         CCBI and Citizens Bank are required to file reports with the Federal Reserve, the Florida Department and the FDIC concerning their activities and financial condition, in addition to obtaining regulatory approvals prior to entering into certain transactions such as mergers with or acquisitions of other financial institutions. Periodic examinations are performed by the Federal Reserve, the Florida Department and the FDIC to monitor CCBI's compliance with the various regulatory requirements. Citizens Bank's deposits are insured up to the applicable limits by the FDIC under the Bank Insurance Fund ("BIF"). Citizens Bank is subject to regulation by the Federal Reserve and the Florida Department with respect to reserves required to be maintained against transaction deposit accounts and certain other matters.

Regulation of CCBI

         General. The BHC Act prohibits CCBI from acquiring direct or indirect control of more than 5% of any class of outstanding voting stock or acquiring substantially all of the assets of any bank or merging or consolidating with another bank holding company without prior approval of the Federal Reserve. The BHC Act also prohibits CCBI from acquiring control of any bank operating outside the State of Florida, unless such action is specifically authorized by the statutes of the state where the bank to be acquired is located. Additionally, the BHC Act prohibits CCBI from engaging in or from acquiring ownership or control of more than 5% of the outstanding voting stock of any company engaged in a non-banking business, unless such business is determined by the Federal Reserve to be so closely related to banking or managing or controlling banks as to be properly incident thereto. The BHC Act generally does not place
territorial   restrictions  on  the  activities  of  such  non-banking   related
activities.

         Transactions between the CCBI and Citizens Bank. CCBI's authority to engage in transactions with related parties or "affiliates," or to make loans to certain insiders, is limited by certain provisions of the Financial Institutions Reform, Recovery and Enforcement Act of 1989 ("FIRREA"). Specifically, Sections 23A and 23B of the Federal Reserve Act apply to all transactions by an insured-state non-member bank or a holding company with any affiliate. Sections 23A and 23B generally define an "affiliate" as any company that controls or is under common control with an institution. Subsidiaries of a financial institution, however, are generally exempted from the definition of "affiliate."
Section 23A limits the aggregate amount of transactions with any individual affiliate to 10% of the capital and surplus of CCBI and also limits the aggregate amount of transactions with all affiliates to 24.1% of CCBI's capital and surplus. Certain transactions with affiliates, such as loans to affiliates or guarantees, acceptances and letters of credit issued on behalf of affiliates, are required to be collateralized by collateral in an amount and of a type described in the statute. The purchase of low quality assets from affiliates is generally prohibited. Section 23B provides that certain transactions with affiliates, including loans and asset purchases, must be on terms and under circumstances, including credit standards, that are substantially the same or at least as favorable to the institution as those prevailing at the time for comparable transactions with non-affiliated companies. In the absence of comparable transactions, such transactions may only occur under terms and circumstances, including credit standards, that in good faith would be offered to or would apply to non-affiliated companies.

         Support of Subsidiary Depository Institutions. In accordance with Federal Reserve policy, CCBI is expected to act as a source of financial strength and to commit resources to support Citizens Bank. This support may be required at times when CCBI might not be inclined to provide such support. Such support would include the infusion of additional capital into an under capitalized bank subsidiary in situations where an additional investment in a troubled bank might not ordinarily be made by a prudent investor. In addition, any capital loans by a bank holding company to any of its subsidiary banks must be subordinate in right of payment to deposits and to certain other indebtedness of such subsidiary banks. In the event of bankruptcy, any commitment by a bank holding company to a federal bank regulatory agency to maintain the capital of its subsidiary bank will be assumed by the bankruptcy trustee and will be entitled to a priority of payment.

         Under the Federal Deposit Insurance Act ("FDIA") a subsidiary bank of a bank holding company, can be held liable for any loss incurred by, or reasonably expected to be incurred by the FDIC in connection with (i) the default of a commonly controlled FDIC-insured depository institution, or (ii) any assistance provided by the FDIC to any commonly controlled FDIC insured depository institution "in danger of default". "Default" is defined generally as the appointment of a conservator or a receiver and "in danger of default" is defined generally as the existence of certain conditions indicating that a default is likely to occur in the absence of regulatory assistance.

         Control of a Bank Holding Company. FRB Regulation Y, adopted pursuant to Section 225.41 of 12 U.S.C. Section 1817(j), requires persons acting directly or indirectly or in concert with one or more persons to give the Board of Governors of the Federal Reserve 60 days advanced written notice before acquiring control of a bank holding company. Under the Regulation, control is defined as the ownership or control with the power to vote 25 % or more of any class of voting securities of the bank holding company. The Regulation also provides for a presumption of control if a person owns, controls, or holds with the power to vote 10 % or more (but less than 25 %) of any class of voting securities, and if: (i) the bank holding company's securities are registered securities under Section 12 of the Securities and Exchange Act of 1934; or (ii) no other person owns a greater percentage of that class of voting securities. This Offering is subject to a Purchase Limitation which precludes a person (individually, or together with associates of, or persons acting in concert with, such person) from purchasing shares which when aggregated with current holdings would exceed 9.99% of the total number of shares outstanding at the conclusion of the Offering.

Legislation and Regulations of Citizens Bank

         General. From time to time, various bills are introduced in the United States Congress with respect to the regulation of financial institutions. Recent banking legislation, particularly the FIRREA and the Federal Deposit Insurance Corporation Improvement Act of 1991 ("FDICIA"), has broadened the regulatory powers of the federal bank regulatory agencies and restructured the nation's banking system. The following is a brief discussion of certain portions of these laws and how they would effect CCBI or Citizens Bank.

         The FDICIA revised sections of the FDIA affecting bank regulation, deposit insurance and provisions for funding of the BIF administered by the FDIC. The FDICIA also revised bank regulatory structures embodied in several other federal banking statutes, strengthened the bank regulators' authority to intervene in cases of deterioration of a bank's capital level, placed limits on real estate lending and imposes detailed audit requirements.

         Prompt and Corrective Action. The FDICIA required the federal banking regulatory agencies to set certain capital and other criteria which would define the category under which a particular financial institution would be classified. The FDICIA imposes progressively more restrictive constraints on operations, management, and capital distributions depending on the category in which an institution is classified. Pursuant to the FDICIA, undercapitalized institutions must submit recapitalization plans to their respective federal banking regulatory agencies, and a company controlling a failing institution must guarantee such institution's compliance with its plan in order for the plan to be accepted.

         The FDIC's prompt and corrective action regulations define, among other things, the relevant capital measures for the five capital categories. For example, a bank is deemed to be "well- capitalized" if it has a total risk-based capital ratio (total capital to risk-weighted assets) of 10% or greater, a Tier 1 risk-based capital ratio (Tier 1 capital to risk-weighted assets) of 6% or greater, and a Tier 1 leverage capital ratio (Tier 1 capital to adjusted total assets) of 5% or greater, and is not subject to a regulatory order, agreement or directive to meet and maintain a specific capital level for any capital measure. A bank is deemed to be "adequately capitalized" if it has a total risk-based capital ratio of 8% or greater, and (generally) a Tier 1 leverage capital ratio of 4% or greater, and the bank does not meet the definition of a "well-capitalized" institution. A bank is deemed to be "critically undercapitalized" if it has a ratio of tangible equity (as defined in the regulations) to total assets that is equal to or less than 2%. In addition, the FDIC is authorized effectively to downgrade a bank to a lower capital category than the bank's capital ratios would otherwise indicate, based upon safety and soundness considerations (such as when the bank has received a less than satisfactory examination rating for any of the CAMELS rating categories other than capital: i.e. Asset Quality, Management, Earnings or Liquidity). As a bank drops to lower capital levels, the extent of action to be taken by the appropriate regulator increases, restricting the types of transactions in which the bank may engage. The regulatory capital standards are designed to bolster and protect the deposit insurance fund. Citizens Bank is considered to be "well capitalized" based upon its current capital.

         Insurance on Deposit Accounts. In response to the requirements of the FDICIA, the FDIC established a risk-based assessment system for insured depository institutions that takes into account the risks attributable to different categories and concentrations of assets and liabilities. The FDIC assigns a financial institution to one of three capital categories based on the institution's financial information, as of the reporting period ending seven months before the assessment period. These categories consist of well capitalized, adequately capitalized or undercapitalized, and one of three supervisory subcategories within each capital group. The supervisory subgroup to which an institution is assigned is based on a supervisory evaluation provided to the FDIC by the financial institution's primary regulator, in Citizens Bank's case the Florida Department, and information which the FDIC determines to be relevant to the institution's financial condition and the risk posed to the deposit insurance funds. A financial institution's assessment rate depends on the capital category and supervisory category to which it is assigned. There are nine assessment risk classifications (i.e., combinations of capital groups and supervisory subgroups) to which different assessment rates are applied. BIF assessment rates range from 0 basis points on deposits for a financial institution in the highest category (i.e.. well-capitalized and financially sound with only a few minor weaknesses) to 31 basis points on deposits for an institution in the lowest category (i.e., undercapitalized and posing a substantial probability of loss to the BIF, unless effective corrective action is taken). Citizens Bank has not been assessed a deposit insurance premium since it began its operations in May, 1996.

         Standards for Safety and Soundness. The FDICIA requires each federal banking agency to prescribe for all insured depository institutions and their holding companies standards relating to internal controls, information systems and audit systems, loan documentation, credit underwriting, interest rate risk exposure, asset growth, compensation, fees and benefits and such other operational and managerial standards as the agency deems appropriate. In addition, the federal banking regulatory agencies are required to prescribe by regulation standards specifying: (i) maximum classified assets to capital ratios; (ii) minimum earnings sufficient to absorb losses without impairing capital; (iii) to the extent feasible, a minimum ratio of market value to book value for publicly traded shares of depository institutions or the depository institution holding companies; and (iv) such other standards relating to asset quality, earnings and valuation as the agency deems appropriate. Finally, each federal banking agency is required to prescribe standards for employment contracts and other compensation arrangements of executive officers, employees, directors and principal shareholders of insured depository institutions that would prohibit compensation and benefits and other arrangements that are excessive or that could lead to a material financial loss for the institution. If an insured depository institution or its holding company fails to meet any of its standards described above, it will be required to submit to the appropriate federal banking agency a plan specifying the steps that will be taken to cure the deficiency. If an institution fails to submit an acceptable plan or fails to implement the plan, the appropriate federal banking agency will require the institution or holding company, to correct the deficiency and until corrected, may impose restrictions on the institution or the holding company including any of the restrictions applicable under the prompt corrective action provisions of the FDICIA.

         Loans to One Borrower. Florida law allows a state bank such as Citizens Bank to extend credit to any one borrower in an amount up to 25% of its capital accounts, which are defined as unimpaired capital, surplus and undivided profits, provided that the unsecured portion may not exceed 15% of the capital accounts of the bank. The law permits exemptions for loans collateralized by accounts maintained with Citizens Bank and for loans guaranteed by the Small Business Administration, the Federal Housing Administration and the Veterans Administration.

         Payment of Dividends. While not the only source of income, a major source of income to CCBI in the future will be dividends from Citizens Bank. Since commencing operations in May, 1996, CCBI has not received any dividends from Citizens Bank. A Florida chartered commercial bank may not pay cash dividends that would cause the bank's capital to fall below the minimum amount required by federal or Florida law. Otherwise, a commercial bank may pay a dividend out of the total of current net profits plus retained net profits of the preceding two years to the extent it deems expedient, except as described below. Twenty percent of the net profits in the preceding two year period may not be paid in dividends, but must be retained to increase capital surplus until such surplus equals the amount of common and preferred stock issued and outstanding. In addition, no bank may pay a dividend at any time that net income in the current year when combined with retained net income from the preceding two years produces a loss. The ability of Citizens Bank to pay dividends to CCBI depends in part on the FDIC capital requirements in effect at such time and the ability of Citizens Bank to comply with such requirements.

         Brokered Deposits. In accordance with the FDICIA, the FDIC has implemented restrictions on the acceptance of brokered deposits. In general, an "undercapitalized" institution may not accept, renew or roll over any brokered deposits. "Adequately capitalized" institutions may request a waiver from the FDIC to do so, while "well-capitalized" institutions may accept, renew or roll over such deposits without restriction. The rule requires registration of deposit brokers and imposes certain record keeping requirements. Institutions that are not "well-capitalized" (even if meeting minimum capital requirements) are subject to limits on rates of interest they may pay on brokered and other deposits. Citizens Bank does not have any brokered deposits.

         Deposit Insurance Funds Act of 1996. On September 30, 1996, Congress passed and the President signed in to law the Deposit Insurance Funds Act of 1996 ("DIFA"). Among other things, the DIFA, and rules promulgated thereunder by the FDIC, provide for banks and thrifts to share the annual interest expense for the Finance Corp. Bonds which were issued in the late 1980s to help pay the costs of the savings and loan industry restructuring. The approximate annual interest expense is $780 million of which BIF insured banks are expected to pay approximately $322 million or 41%, while SAIF insured thrifts will pay approximately $458 million or 59% of the interest expense. It is estimated that the annual assessment for BIF insured institutions will be approximately 1.2 cents per $100 of deposits, while SAIF insured institutions will pay 6.5 cents per $100 of deposits. These payments are to begin in 1997 and run through 1999. Beginning in the year 2000 and continuing through the year 2017, banks and thrifts will each pay 2.43 cents per $100 of deposits. These assessments will be in addition to any regular deposit insurance assessments imposed by the FDIC under FDICIA. See REGULATION AND SUPERVISION - Insurance on Deposit Accounts.

         Interstate Banking. Under the Riegle-Neal Interstate Banking and Branching Efficiency Act of 1994, existing restrictions on interstate acquisitions of banks by bank holding companies were repealed on September 29, 1995, such that CCBI and any other bank holding company would be able to acquire any Florida-based bank, subject to certain deposit percentage and other restrictions. The legislation also provides that, unless an individual state elects beforehand either (i) to accelerate the effective date or (ii) to prohibit out-of-state banks from operating interstate branches within its territory, on or after June 1, 1997, adequately capitalized and managed bank holding companies will be able to consolidate. De novo branching by an out-of-state bank would be permitted only if it is expressly permitted by the laws of the host state. The authority of a bank to establish and operate branches within a state will continue to be subject to applicable state branching laws. Florida has adopted legislation which will permit interstate acquisitions and interstate branching effective June 1, 1997. Florida law prohibits de novo branching by out of state banks.

         State Assessment. State-chartered commercial banks are required by the Florida Department regulation to pay assessments to the Florida Department to fund the operations of the Florida Department. The general assessment, to be paid semiannually, is computed upon a bank's total assets, including consolidated subsidiaries, as reported in the bank's latest quarterly call report. Citizens Bank's assessment for 1997 was $8,435.

The Federal Reserve System

         The Federal Reserve regulations require banks to maintain non-interest-earning reserves against their transaction accounts (primarily NOW and regular checking accounts). The Federal Reserve regulations generally require that reserves of 3% must be maintained against aggregate transaction accounts of $49.3 million or less (subject to adjustment by the Federal Reserve) plus 10% (subject to adjustment by the Federal Reserve between 8% and 14%) against that portion of total transaction accounts in excess of $49.3 million. The first $4.4 million of otherwise reservable balances (subject to adjustments by the Federal Reserve) are exempted from the reserve requirements. The balances maintained to meet the reserve requirements imposed by the Federal Reserve may be used to satisfy liquidity requirements. Because required reserves must be maintained in the form of either vault cash, a non-interest-bearing account at a Federal Reserve Bank or a pass-through account as defined by the Federal Reserve, interest-earning assets of Citizens Bank are reduced.

Federal Securities Laws

         CCBI, in connection with this Offering, filed with the Commission a registration statement under the Securities Act for the registration of CCBI's Common Stock. The registration under the Securities Act of shares of the Common Stock issued in this Offering does not cover the resale of such shares. Shares of the Common Stock purchased by persons who are not affiliates of CCBI may be resold without further registration. Shares purchased by an affiliate of CCBI will be subject to the resale restrictions of Rule 144 under the Securities Act. If CCBI meets the current public information requirements of Rule 144 under the Securities Act, each affiliate of CCBI who complies with the other conditions of Rule 144 (including the holding period and those that require the affiliate's sale to be aggregated with those of certain other persons) may be able to sell in the public market, without registration, a number of shares not to exceed, in any three-month period, the greater of (i) 1% of the outstanding shares of CCBI, or (ii) the average weekly volume of trading in such shares during the preceding four calendar weeks. Provision may be made in the future by CCBI to permit affiliates to have their shares registered for sale under the Securities Act under certain circumstances.

         The scope of regulation, supervision and permissible activities of CCBI is subject to change by future federal and state legislation.


                                   MANAGEMENT

Directors and Executive Officers

         The Board of Directors of CCBI and Citizens Bank currently consist of 13 directors and 6 executive officers, respectively. The Boards of Directors of CCBI are currently divided into three classes, with the members of each class serving three-year terms.

         The following sets forth information regarding the directors and executive officers of CCBI and Citizens Bank.

         Diane M. Beyer, age 58, is a Director and Assistant Secretary of CCBI, and is a member of its Audit Committee. She also serves as a Director of Citizens Bank and as Chairman of the Board's Compensation and Personnel and CRA Committees and member of the Executive Committee. Mrs. Beyer has extensive business experience in the areas of administration and human resource, and is a member of the National Association of Women in Construction and was Chairman of its Public Relations/Marketing Committee for 1990-91. She has been a resident of Naples, Florida, and a Human Resources Consultant since 1993, and serves on a policy-making role in several non-profit organizations.

         Joel M. Cox, Sr., age 59, has 37 years of experience in banking and insurance. Mr. Cox is a Director of CCBI, serves as Chairman of the Executive Committee, and is a member of the Audit Committee. Mr. Cox is Chairman of the Board of Citizens Bank and serves as an ad hoc member of all Board committees of Citizens Bank. Mr. Cox has been Vice President and Director of Cox Insurance Agency, Inc., on Marco Island, Florida, since 1985. He currently serves as Membership Chairman of the Kiwanis Club of Marco Island and serves on the Marco Island Fair Water Committee.

         Thomas B. Garrison, age 50, has over 30 years of experience in the design and development of major software projects. Mr. Garrison is a Director of CCBI and serves as Chairman of the Audit Committee. He is also a Director of Citizens Bank and serves as Chairman of the EDP Committee, Vice Chairman of the Audit Committee, and is a member of the CRA Committee. Mr. Garrison is employed by the Barron-Collier Companies, where he has served as the Management Information Systems Director, Chief Information Officer, and currently as the Network Technology Manager. Mr. Garrison has been a Collier County resident, residing in Naples, Florida, since 1988, and has been an active member of several Collier County civic organizations, including Toastmaster, Naples Investment Club, Small CAP Investment Club, Naples Computer Club, and the Latin American Business Association.

         Jamie Greusel, age 36, is Assistant Secretary to, and a member of, the Board of Directors of Citizens Bank. Mrs. Greusel serves as a member of the Audit Committee and the Loan Committee. She is a member of the Florida Bar, licensed in all State Courts; member of the New Jersey Bar, licensed in all State Courts and the United State District Court for the District of New Jersey; member of the Real Property, Probate and Trust Section of the Florida Bar; member of the Collier County Bar Association; Associate Member of Marco Island Area Association of Realtors; Associate Member of the Community Association Managers of Marco Island; Member, Attorney's Title Insurance Fund; and Vice President, Home and School Association, St. Elizabeth Seton School.

         James S. Hagedorn, age 55, serves as Vice Chairman of CCBI, Chairman of the Loan Committee and is a member of the Executive and Strategic Planning Committees. Mr. Hagedorn also serves as Vice Chairman of the Board of Directors of Citizens Bank, Chairman of the Loan Committee and is a member of the Executive, Audit, Asset/Liability, Building and Facilities, and Compensation and Personnel Committees. Mr. Hagedorn has been President and Director of Waterside Development Corp. since 1995. He served as Chairman, President, and CEO of The Merchant Bank of Florida, Brandon, Florida, and as President of The Merchant Bancorporation of Florida from 1986 through 1994.

         Dennis J. Lynch, age 55, is a member of the Board of Directors of CCBI and serves as Vice Chairman of the Audit and Loan Committees. He is also a member of the Board of Directors of Citizens Bank, where he serves as Chairman of the Asset/Liability Committee and the Building and Facility Committee, and as Vice Chairman of the Compensation and Personnel and Loan Committees. Mr. Lynch has been involved in the real estate sales and development business since moving to Naples in 1971. He has been the owner and President of Dennis J. Lynch and Associates, a real estate sales agency established in 1979. Since 1979, his firm has developed and been involved in the management of over 500,000 square feet of commercial real estate space in Collier County. Currently, the firm is a co-developer of a 52,000 sq. ft. commercial building in Naples, Florida.

         Robert A. Marks, age 66, is a member of the Board of Directors of CCBI and serves as a member of the Audit, Compensation and Personnel, CRA, and Welcoming Package Committees, and is an alternate member of the Loan Committee. Mr. Marks also serves as Chairman of Citizens Bank's Advisory Board. Mr. Marks retired with over 30 years of service with Metropolitan Life as Regional Manager heading up metropolitan's their operations in Tennessee and Kentucky. Mr. Marks' involvement in the Marco Island Community includes serving as a past President of Marco Island Men's Club, current board member of Sunrise Rotary Club of Marco Island and the Gulfview Club of Marco Island.

         Stephen A. McLaughlin, age 51, is a founding director of CCBI and of Citizens Bank. He has served on the Boards of both companies since 1996. Mr. McLaughlin is Vice President, Secretary and Treasurer of CCBI, serves as Vice Chairman of the Executive Committee, and is a member of the Audit, Loan and Strategic Planning Committees. He also serves as Vice President, and Secretary of Citizens Bank. He is Vice Chairman of the Asset/Liability Committee and is a member of the Executive, Building and Facilities, EDP, and Loan Committees. Prior to 1996, Mr. McLaughlin's business involved the operations of several Maine-based real estate consulting and timber companies, including Stillwater Land & Lumber Limited.

         Michael A. Micallef, Jr., age 48, is the President and CEO of CCBI, Citizens Bank. He is also a member of the Board of Directors of Citizens Bank and is a member of the Loan Committee. In addition, Mr. Micallef serves as the Bank's Secrecy, Bribery, Security and Investment Officer. Mr. Micallef has 29 years of experience in the banking industry and has spent the past 19 years working for banks in South Florida. Prior to joining Citizens Bank, Mr. Micallef was President and CEO of BankBoynton in Boynton Beach, Florida from February, 1993 to May, 1997.

         Louis Smith, age 74, is a member of the Board of Directors of CCBI. Mr. Smith was a self-employed Pharmacist for 34 years, currently owns and operates Pat's Hallmark in the Shops of Marco on Marco Island, is the Officer in Charge of a U.S. Post Office, and was formerly a bank director for the 1st Wisconsin Bank of Wisconsin (now First-Star).

         Richard Storm, Jr., age 56, is a founding director, Chairman, CEO and President of CCBI, and serves on the Executive and Loan Committees of the Board. He is also a member of the Board of Directors of Citizens Bank, where he serves as Chairman of the Executive and Audit Committees, and is a member of the Compensation and Personnel, EDP, Loan and Welcoming Package Committees. Mr. Storm is currently an at-large director for Group VI for Community Bankers of Florida. Mr. Storm has an extensive background in real estate management, marketing, finance and development. From 1987 to 1994, Mr. Storm served as a director of Citizens National Bank and Citizens National Corporation, both of Naples, Florida. From 1992 to 1994, Mr. Storm served as Corporate Secretary for Citizens National Corporation. Following the Citizens National merger with AmSouth Bank of Florida in 1994, Mr. Storm served as a City Director of AmSouth Bank until April 1995. As a director of Citizens National Bank, Mr. Storm served as an active member of a number of board committees. Mr. Storm is the President of Storm & Company, Inc., a Florida corporation specializing in consulting, venture capital and marketing. He is also the managing General Partner for Cumberland Associates, a shopping center owner/operator with principal offices in Windham, Maine. He is a member of the Loyal Order of Moose in Marco Island, the Everglades Sporting Clays Club of Naples and has been a member of the Masons Ark Lodge 39, A.F. & A.M., in Georgetown, Connecticut since 1968. Mr. Storm is a member of the Marco Island Shrine Club and the Marco Island Power Squadron, Inc, and is an honorary member of the Florida Sheriffs Association/Florida Sheriffs Youth Ranches.

         Jack G. Wolf, age 51, is Assistant Treasurer and a member of the Board of Directors of CCBI where he serves as the Chairman of the Strategic Planning Committee. He is also a member of the Audit Committee, and is an alternate member of the Loan Committee. Mr. Wolf is a practicing dentist in Naples, Florida and is on the Board of Directors of the Florida Sports Shooting Association, and a member of the Governor's Council on Sports and Fitness. Mr. Wolf is also involved in health care delivery and the development and marketing of dental practices.

         Bruce Fedor, age 62, is Vice President and General Counsel of CCBI. He is also a Vice President and the Compliance Officer for Citizens Bank. Prior to joining Citizens Community Bank, Mr. Fedor was formerly associated with a Naples law firm specializing in banking and commercial loan matters and from 1990 to 1994 served as General Counsel of BancFlorida, Inc. He is a member of the Florida and Collier County Bars.

         Sharon Ginn, age 44, became a Vice President/Cashier of Citizens Bank in October, 1997. From February, 1992 to October 1997, Mrs. Ginn was formerly with First National Bank and Trust Co. of the Treasure Coast in Stuart, Florida where she was an Assistant Vice President and Accounting Manager. Mrs. Ginn has more than 18 years of managerial and technical experience in financial institutions.

         David Klein, age 42, became the Executive Vice President and Loan Officer of Citizens Bank in April, 1997. Mr. Klein also serves as Citizens Bank's CRA Officer. Mr. Klein has almost 20 years of banking experience in all areas of residential and commercial lending, the most recent of which was as Vice President/Loan Officer of Bank of Bowie in Prince George's County, Maryland from January, 1993 to April, 1997. Prior to his position at the Bank of Bowie, he was Vice President/Business Banking at the First American Bank of Maryland and Branch Officer and Market Manager at the Maryland National Bank. Mr. Klein is an active member of the Marco Island Sunrise Rotary Club.


                             EXECUTIVE COMPENSATION

Executive Compensation

         During the years ended December 31, 1997, and 1996, no executive officer received total compensation (i.e., salaries and bonuses) which, when aggregated, exceeded $100,000 per year.

         Stock Option Plan for Outside Directors. On February 24, 1998, the Board of Directors of CCBI approved an Outside Directors' Stock Plan ("Directors' Plan"). The Directors' Plan provides that a maximum of 150,000 shares of common stock (the "Stock Options") will be made available to outside directors of CCBI and Citizens Bank. Under the Directors' Plan, outside directors of CCBI will each be granted a Stock Option for 10,000 shares of common stock and the outside directors of Citizens Bank will each be granted a Stock Option for 5,000 shares of common stock. The Stock Options granted to the respective Boards of Directors are not cumulative. The Stock Options will not be granted until the Directors' Plan is approved by a majority vote of CCBI's shareholders at the upcoming Annual Meeting of Shareholders.

         The Directors' Stock Option are for a term of ten years from the date of grant, February 24, 1998. The Directors' Stock Options will be issued at an exercise price determined at the time of issuance to be the "fair market value" of the underlying common stock on the date the Stock Option was granted. The Stock Options held by an outside director are canceled immediately if such director is removed for "cause," as defined in the Directors' Plan.

Incentive Stock Options

         CCBI has an Incentive Stock Option Plan ("Incentive Plan") for officers and employees of CCBI and Citizens Bank, reserving 200,000 shares of Common Stock ("Incentive Options") for future issuance. The Incentive Plan was approved by CCBI's shareholders at the 1996 Annual Meeting of Shareholders. The exercise price of the 36,000 shares granted in 1996 was at $9.00 per share (adjusted to $4.50 per share as a result of the two for one stock split in December 15,
1997). In 1997, 129,000 Incentive Options were granted at between at $9.00 and $12.00 per share (with an adjusted price of $4.50 and $6.00 per share to reflect the December 15, 1997, two for one stock split). At December 31, 1997, Incentive Options for 155,400 shares remained outstanding, with 36,600 unallocated shares available for grant. The Incentive Options have 10-year terms from the date of the grant and vest at a rate of 20% per year.

         The following table sets forth information concerning the Incentive Options that have been granted (as adjusted to reflect the December 15, 1997, two for one stock split) to the executive officers of CCBI and Citizens Bank.


                                 Shares                              Price
Name                             Granted         Date of Grant     Per Share(1)
----                             -------         -------------     ------------
David Klein                       15,000       April 11, 1997         4.75
                                   3,000       August 19, 1997        5.50
                                   3,000       October 21, 1997       6.00
Bruce Fedor                       10,000       November 10, 1997      6.00
Sharon Ginn                       10, 00       October 20, 1997       5.63
Stephen A. McLaughlin             10,000       October 8, 1996        4.50
                                  10,000       May 21, 1997           5.00
Michael A. Micallef, Jr.          30,000       June 4, 1997           5.00


Director Compensation

         CCBI does not presently compensate directors for Board or Committee meetings. Effective November 1, 1997, Citizens Bank began paying directors' fees to its outside directors. Directors receive $100 for each Board meeting attended and $25 for each Committee meeting attended.

Employment Contracts

         CCBI does not have an employment agreement with any of its officers. Citizens Bank has an employment agreement ("Agreement") with its President and Chief Executive Officer, Michael A. Micallef, Jr. The Agreement, which became effective June 2, 1997, is for a one-year term and is automatically renewed for a successive six month term(s), unless either party notifies the other of their desire to terminate the Agreement at the expiration of the term. Such notice must be given at least 30 days prior to the expiration of the current term.

         The Agreement provides Mr. Micallef with a $79,000 base salary, plus reimbursement of reasonable business expenses. In addition, Mr. Micallef may be granted an annual performance bonus, which is solely at the discretion of the Board of Directors. Under the Agreement, Mr. Micallef was granted Incentive Options for 15,000 shares of Common Stock at a grant price of $10.00 per share (adjusted to 30,000 shares at $5.00 per share as a result of the December 15,

1997, two for one stock split) which vest 20% per year and expire 10 years from the date of grant, along with an automobile allowance and three-months disability coverage.

         Mr. Micallef may participate in all employee benefits, stock option plans, pension plans, insurance plans and other fringe benefits that commensurate with his position. The Agreement provides for termination by Citizens Bank for "good cause". In the event Citizens Bank chooses to terminate Mr. Micallef's employment for reasons other than for good cause, he (or in the event of death, his beneficiaries) would be entitled to a severance payment equal to the total annual compensation for the remainder of the term of the Agreement, or six month pay, whichever is greater. In the event of a change of control of the Company, Mr. Micallef will be entitled to a one- year's annual compensation.

         In the event Mr. Micallef voluntarily terminates his employment other than for the reasons mentioned herein, all rights and benefits under the Agreements shall immediately terminate upon the effective date of termination.


                              CERTAIN TRANSACTIONS

Indebtedness of Management

         The policy of the Company is generally not to make loans to directors and officers, but permits loans to employees. Any plans that are made, however, will require approval of a majority of the disinterested directors of the Company making the loan. Citizens Bank is also subject to the provisions of
Section 22(h) of the Federal Reserve Act. Any credit extended by Citizens Bank to directors, executive officers and, to the extent otherwise permitted, principal shareholders, or any affiliates thereof must be: (i) on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions by Citizens Bank with non-affiliated parties; and (ii) not involve more than the normal risk of repayment or present other unfavorable features.

         As of December 31, 1997, Citizens Bank had no loans outstanding to directors or executive officers, or their affiliates as that terms is defined by Commission regulations.






                           [Intentionally Left Blank]

                      BENEFICIAL OWNERSHIP OF COMMON STOCK

         The following table indicates certain information regarding the current beneficial ownership of Common Stock by each of the Company's directors and executive officers, and all of the directors and executive officers as a group. It is anticipated that 100,000 shares of the Offering will be purchased by the Company's executive officers and directors, but there has been no formal commitment to purchase shares as of the date of this Prospectus.


                                                                     % of         % of
                                          Amount                   Ownership    Ownership
                                         Owned at                 Based on the Based on the
                                       December 31,       % of       Total         Total
Name                                       1997       Ownership(1)  Minimum       Maximum
----------------------                    ------      ------------  -------       -------
Diane M. Beyer                           10,000(2)        (3)  %       (3)%        (3)%
Joel M. Cox, Sr                          58,730(4)         3.69       3.14        2.28
Thomas B. Garrison                       23,500(5)         1.49       1.25       (3)
James S. Hagedorn                        20,000(6)         1.27       1.07       (3)
Dennis J. Lynch                          58,500(7)         3.68       3.13        2.27
Stephen A. McLaughlin                    62,000(8)         3.90       3.31        2.41
Louis Smith                                 400           (3)        (3)         (3)
Richard Storm, Jr                       450,080(9)        26.01      24.04       17.50
Jack G. Wolf                             39,000(10)        2.46       2.08        1.52
                                        -------           -----      -----       -----
All Directors and Executive Officers
as a Group (11 persons)                 722,210           43.17%     38.59%      28.08 %
                                        =======           =====      =====       =====



(1) Percentage based on current beneficial ownership assuming shares that under Warrant have been exercised.
(2) Shares held jointly with Mrs. Beyer's husband, Robert F. Beyer, and 1,600 unexercised shares subject to Warrants.
(3)      Amount is less than 1%.
(4) Amount includes 18,310 unexercised shares subject to Warrants; 20,000 shares held by Joel M. Cox as Trustee for the Joel M. Cox Revocable Trust; 11,000 shares held by Cede & Co. f/b/o Joel M. Cox; 6,200 shares held by the Cox's Insurance Agency, Inc. (Joel M. Cox, Vice President); and 1,000 shares held by Joan C. Cox, Mauale M. Greene and William Greene, which Mr. Cox disclaims any beneficial interest in.
(5) Amount includes 19,000 shares held individually and 4,500 unexercised shares subject to Warrants.
(6) Amount includes 19,000 shares held by Robert W. Baird & Co. f/b/o James Hagedorn IRA, and 1,000 shares held by Robert W. Baird f/b/o Pat Hagedorn IRA.
(7) Amount includes 29,000 shares held by Cede & Co. f/b/o Dennis Lynch IRA; 10,000 shares held by Cede & Co. f/b/o Bonnie Lynch; and 19,800 unexercised shares subject to Warrants.
(8) Amount includes 15,000 shares held individually; 8,000 shares held by Stephen A. McLaughlin as Trustee for SLLL Employee Pension; 20,000 unexercised shares subject to Warrants; and 2,000 vested, but exercised shares under the Incentive Option.
(9) Amount includes shares held jointly with his wife, Kathleen D. Storm; 158,730 unexercised shares subject to Warrants; 25,500 shares held in the Richard Storm, Jr. Profit Sharing Plan (Richard Storm, Trustee); 5,000 shares held in Kathleen D. Storm Profit Sharing Plan (Kathleen D. Storm, Trustee); and 1,000 shares held by Storm and Company, Inc. (Richard Storm, President).
(10) Amount includes 26,000 shares held individually and 13,000 unexercised shares subject to Warrants.

         Principal Holders of Voting Securities. The following table sets forth information as of December 31, 1997, with respect to the ownership of shares of Common Stock by beneficial owners of more than 5% of the Common Stock of CCBI.

                                                     % of Common Stock
         Name and Address         Amount Owned    Issued and Outstanding(3)
         ----------------         ------------    -------------------------
Richard Storm, Jr.                  450,080(1)            26.01%
264 Rock Hill Court
Marco Island, Florida 34145
Paul Janssens-Lens                  151,590                9.65%
992 Winterberry
Marco Island, Florida 34145


(1) Amount includes shares held jointly with his wife, Kathleen D. Storm; 158,730 unexercised shares subject to Warrants; 25,500 shares held in the Richard Storm, Jr. Profit Sharing Plan (Richard Storm, Trustee); 5,000 shares held in Kathleen D. Storm Profit Sharing Plan (Kathleen D. Storm, Trustee); and 1,000 shares held by Storm and Company, Inc. (Richard Storm, President).

(2) Amount includes ____ shares held individually and ____ unexercised shares subject to Warrants.



                          DESCRIPTION OF CAPITAL STOCK

         CCBI has authorized 10,000,000 shares of authorized capital stock, consisting of 8,000,000 shares of Common Stock, par value $0.01 per share, and 2,000,000 shares of Preferred Stock, par value of $0.01 per share. As of December 31, 1997, 1,571,624 shares of Common Stock were issued and outstanding and 646,375 shares were subject to Warrants. No shares of Preferred Stock were issued.

Common Stock

         Each share of CCBI Common Stock has the same relative rights and is identical in all respects with every other share of Common Stock. The holders of Common Stock are entitled to elect the members of the Board of Directors of the Company and such holders are entitled to vote as a class on all matters required or permitted to be submitted to the shareholders of the Company. No holder of any class of stock of the Company has preemptive rights with respect to the issuance of shares of that or any other class of stock and the Common Stock is not entitled to cumulative voting rights with respect to the election of directors.

         The holders of Common Stock are entitled to dividends and other distributions if, as, and when declared by the Board of Directors out of assets legally available therefore. Upon the liquidation, dissolution or winding up of the Company, the holder of each share of Common Stock is entitled to share equally in the distribution of the Company's assets. The holders of Common Stock are not entitled to the benefit of any sinking fund provision. The shares of Common Stock are not subject to any redemption provisions, nor are they convertible into any other security or property of the Company. All shares of Common Stock outstanding are, fully paid and non-assessable. CCBI requires the payment of a $10.00 transfer fee with regard to all requests for cancellation and re-issue of shares after the initial issue of share certificates.

Preferred Stock

         CCBI is authorized to issue 2,000,000 shares of Preferred Stock. The Board of Directors may issue the Preferred Stock in series and to fix the particular designation of and the rights, preferences, privileges and restrictions granted to and imposed upon each series, all without approval of the shareholders. CCBI has no plans at this time to issue any of the Preferred Stock authorized.



                  SUMMARY OF ARTICLES OF INCORPORATION OF CCBI

         The following is a summary of the material provisions of the October 10, 1995 Amended and Restated Articles of Incorporation of CCBI (the "Articles of Incorporation"). The full text of the Articles of Incorporation are incorporated by reference as an Exhibit to the Registration Statement to which this Prospectus is a part. See "AVAILABLE INFORMATION".

         The power to issue additional shares of common stock rest with the Board of Directors of CCBI, which may help delay or deter a change in control by increasing the number of shares needed to gain control. The following provisions of the CCBI's Articles of Incorporation may also have the effect of preventing, discouraging or delaying any change in control of CCBI.

Requirements for Super Majority Approval of Transactions

         The Articles of Incorporation of CCBI ("Articles of Incorporation") contain provisions requiring super majority stockholder approval to effect certain extraordinary corporate transactions which are not approved by the Board of Directors. The Articles of Incorporate require the affirmative vote or consent of the holders of at least two-thirds (662/3%) of the shares of each class of Common Stock entitled to vote in elections of directors to approve any merger, consolidation, disposition of all or a substantial part of the assets of CCBI or a subsidiary of CCBI, exchange of securities requiring stockholder approval or liquidation of the Company ("Affiliated Transaction"), if any person who together with his affiliates and associates owns beneficially 5% or more of any voting stock of CCBI ("Interested Shareholder") is a party to the transaction; provided that a majority of the Disinterested Directors of the Company has not approved the transaction. In addition, the Articles of Incorporation require the separate approval by the holders of a majority of the shares of each class of stock of entitled to vote in elections of directors which are not beneficially owned, directly or indirectly, by an Interested Shareholder, of any merger, consolidation, disposition of all or a substantial part of the assets of CCBI or a subsidiary of CCBI, or exchange of securities requiring stockholder approval ("Business Combination"), if an Interested Shareholder is a party to such transaction; provided, that such approval is not required if: (i) the consideration to be received by the holders of the stock of the Company meets certain minimal levels determined by a formula under the CCBI Articles (generally the highest price paid by the Interested Shareholder for any shares acquired); (ii) there has been no reduction in the average dividend rate from that which was obtained prior to the time the Interested Shareholder became such; and (iii) the consideration to be received by the shareholders who are not Interested Shareholders shall be paid in cash or in the same form as the Interested Shareholder previously paid for shares of such class of stock. This

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Article,  as well as the Article  establishing a classified  Board of Directors, may be amended, altered, or repealed only by the affirmative vote or consent of the holders of at least 662/3% of the shares of each class of stock entitled to vote in elections of directors.

Acquisition Offers

         The Board of Directors, when evaluating any offer of another Person (as defined in the Articles of Incorporation) to: (i) make a tender or exchange offer for any equity security of CCBI; (ii) merge or consolidate the Company with another corporation or entity; or (iii) purchase or otherwise acquire all or substantially all of the properties and assets of the Company, shall, in connection with the exercise of its judgment in determining what is in the best interest of the Company and its shareholders, give due consideration to all relevant factors, including, without limitation: (i) the social and economic effect of acceptance of such offer on the Company's present and future customers and employees and those of its Subsidiaries (as defined in the Articles of Incorporation); (ii) on the communities in which the Company and its Subsidiaries operate or are located; (iii) on the ability of the Company to fulfill its corporate objectives as a financial institution holding company; and
(iv) on the ability of its subsidiary financial institutions to fulfill the objectives of such institutions under applicable statutes and regulations.

Control Share Acquisitions

         The Articles of Incorporation provide that any person who acquires 20 % or more of the Company's shares must comply with the Florida Statutes governing control-share acquisitions. Generally a person intending to acquire such shares must give the Company notice of such intent and request a meeting of the shareholders at which shareholder's will be given an opportunity to vote on whether such shares will be accorded full voting rights. Refusal by the shareholders to accord full voting rights would result in the proposed acquiror obtaining shares which could not be voted on any matters to come before the shareholders. Certain acquisitions are exempt from the effects of the Article, such as mergers or business combinations which have been approved by the Board of Directors, as well as acquisitions of shares issued by CCBI in its original offering or in subsequent offerings approved by the Board.

         The effect of all of the above provisions is to make it more difficult for a person, entity or group to effect a change in control of the Company through the acquisition of a large block of CCBI's voting stock.

Indemnification

         The FBC Act authorizes Florida corporations to indemnify any person who was or is a party to any proceeding (other than an action by, or in the right of, the corporation) by reason of the fact that he or she is or was a director, officer, employee, or agent of the corporation or is or was serving at the request of the corporation as a director, officer, employee, or agent of another corporation or other entity, against liability incurred in connection with such proceeding, including any appeal thereof, if he or she acted in good faith and in a manner he or she reasonably believed to be in, or not opposed to, the best

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interests  of the  corporation  and,  with  respect  to any  criminal  action or proceeding, had no reasonable cause to believe his or her conduct was unlawful. In the case of an action by or on behalf of a corporation, indemnification may not be made if the person seeking indemnification is adjudged liable, unless the court in which such action was brought determines such person is fairly and reasonably entitled to indemnification. The indemnification provisions of the FBC Act require indemnification if a director or officer has been successful on the merits or otherwise in defense of any action, suit or proceeding to which he or she was a party by reason of the fact that he or she is or was a director or officer of the corporation. The indemnification authorized under Florida law is not exclusive and is in addition to any other rights granted to officers and directors under the articles of incorporation or bylaws of the corporation or any agreement between officers and directors and the corporation. A corporation may purchase and maintain insurance or furnish similar protection on behalf of any officer or director against any liability asserted against the director or officer and incurred by the director or officer in such capacity, or arising out of the status, as an officer or director, whether or not the corporation would have the power to indemnify him or her against such liability under the FBC Act.

         CCBI's Articles of Incorporation provide for the indemnification of directors and executive officers to the maximum extent permitted by Florida law as authorized by the Board of Directors and for the advancement of expenses incurred in connection with the defense of any action, suit or proceeding that the director or executive officer was a party to by reason of the fact that he or she is or was a director of CCBI upon the receipt of an undertaking to repay such amount, unless it is ultimately determined that such director is not entitled to indemnification.


                                  THE OFFERING

Initial Offering

         During the first 75 days following the date of the Prospectus (defined herein as the "Initial Offering Period") CCBI is offering up to 1,000,000 shares of its Common Stock (the "Maximum Offering") on a priority basis to Depositors, shareholders and their Related Parties as of the Record Date, pursuant to non-transferable Subscription Rights. The Subscription Right entitles each Director and shareholder and their Related Party to purchase up to a maximum 5,000 shares of Common Stock in the Initial Offering. Depositors, shareholders, and their Related Parties will be permitted to purchase their respective limits provided the aggregate number of shares owned at the conclusion of the Offering does not result in the individual or Related Party's beneficial ownership exceeding 9.9%. See "Purchase Limitation" and "RISK FACTORS - Voting Control".

The Community Offering

         Immediately following the Initial Offering, CCBI is offering shares of its Common Stock in a Community Offering to members of the general public to whom a copy of the Prospectus is delivered. Persons of the general public may subscribe to purchase, individually or with their Related Party, a minimum of 100 shares and maximum of 15,000 shares of Common Stock at the Subscription Price of $7.50 per share. Individuals who purchase shares in the Initial Offering will be permitted to subscribe for shares in the Community Offering up

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



to a maximum of 15,000 shares in the aggregate. Shares purchased by Depositors and shareholders in the Community Offering will not be on a priority basis. There can be no assurance that any shares of Common Stock will be available to persons desiring to subscribe for Common Stock in the Community Offering, or that the individual will receive the entire amount of shares he or she subscribes for in the Community Offering. See "- Purchase Limitation". To properly subscribe for shares of Common Stock in the Offering, the appropriate sections of the Order Form must be completed, and payment in full must accompany the Order Form. See "Purchase Limitation".

Officers and Directors Purchase Exception

         Each officer and director of the Company and their Related Party, as of the Record Date, will be permitted to purchase up to 50,000 shares during the Initial Offering, or in the Community Offering. Purchases made in the Community Offering will not be on a priority basis.

Expiration Dates of the Offering

         The Initial Offering will expire at 5:00 p.m., Local Time, on ___________, 1998. At the expiration of the Initial Offering, unexercised Subscription Rights will be null and void and the Company will not be obligated to honor any Order Form received by the Escrow Agent after the Initial Offering Period, regardless of when the documents were sent.

         The period for the Minimum Offering will expire at 5:00 p.m., Local Time, on ______________, 1998. The Community Offering will expire at 5:00 p.m., Local Time, on ______________, 1999, unless the Community Offering is terminated beforehand at the sole discretion of the Board of Directors.

Conditions to Consummation of the Offering

         The Offering will not be consummated and all funds received by the Company's Escrow Agent will be promptly returned with interest if the Minimum Offering (300,000 shares of Common stock) is not sold by 5:00 p.m., Local Time, on ____________, 1998.

Procedures for Subscribing for Common Stock

         Depositors, shareholders, officers and directors who desire to exercise their Subscription Rights, as well as persons who desire to participate in the Community Offering must deliver to the Escrow Agent, on or prior to the Initial Offering Period or the Offering Expiration Date, whichever the case may be, a properly completed and executed Order Form with any required signatures guaranteed, together with payment in full of the aggregate Subscription Price for the shares of Common Stock subscribed for in the Offering. Such payment in full must be: (i) check or bank draft drawn upon a domestic bank or postal, telegraphic or express money order payable to the Independent Bankers' Bank of Florida, 109 East Church Street, Orlando, Florida 32801 as Escrow Agent for CCBI; or (ii) wire transfer of funds to the account maintained by the Escrow Agent for such purpose. The aggregate Subscription Price will be deemed to have been received by the Escrow Agent only upon: (i) clearance of any non-certified

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



check, (ii) receipt by the Escrow Agent of any certified check or bank draft drawn upon a domestic bank or of any postal, telegraphic or express money order, or (iii) receipt of good funds in the Escrow Agent's account designated above. If paying by a non-certified personal check, please note that the funds paid thereby may take at least five business days to clear. Accordingly, persons who wish to pay the aggregate Subscription Price by means of a non-certified personal check are urged to make payment sufficiently in advance to the Initial Offering Period to ensure that such payment is received and clears by such date and are urged to consider payment by means of certified or cashier's check, money order or wire transfer of funds. All funds received by Citizens Bank shall be forwarded to the Escrow Agent. The Minimum Offering shares must be sold in order to break escrow. If the Minimum Offering is not sold, the funds held in the Escrow Account will be returned with interest. If the Minimum Offering shares is sold and the Offering is closed, earnings on such funds (which are not expected to be material) will be retained by CCBI. The Escrow Agent will invest collected Subscription Funds, in short-term direct obligations of the United States government (either directly or under repurchase agreement), in FDIC insured money market deposit accounts (not to exceed $100,000), and/or in short-term FDIC insured certificates of deposit (not to exceed $100,000), but in any case with maturities of 90 days or less.

         The address to which the Order Form and payment of the Subscription Price should be delivered is:

                                    Independent Bankers' Bank of Florida
                                    Attention:    James H. McKillop, III,
                                                  Senior Vice President
                                    109 East Church Street
                                    Orlando, Florida 32801

         Payment may be made by wire transfer as described above. Persons who make payments by such method must be sure to deliver to the Escrow Agent, prior to the Expiration Date, a properly executed and completed Order Form. Order Forms may be delivered to the Escrow Agent as described above or by telecopy, if subscription funds are being sent via wire transfer. The Escrow Agent's telephone number is (407) 423-2002 and the telecopy number is (407) 481-8637.

         If the aggregate Subscription Price paid by a subscriber is insufficient to purchase the number of shares of Common Stock that the subscriber indicates are being subscribed for, or if a subscriber does not specify the number of shares of Common Stock to be purchased, or if the aggregate Subscription Price paid by a subscriber exceeds the amount necessary to purchase the number of shares of Common Stock for which the subscriber has indicated an intention to subscribe, then the subscriber will be deemed to have exercised first, the Subscription Right and second, to have purchased shares of Common Stock in the Community Offering to the full extent of the payment tendered (subject only to reduction to the extent necessary to comply with any regulatory limitation or conditions imposed by CCBI in connection with the Offering). See "- Purchase Limitation."

         If the aggregate Subscription Price paid by a person purchasing shares in the Community Offering is insufficient to purchase the number of shares of Common Stock that the person indicates are being subscribed for, or if such

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



Community Offering participant does not specify the number of share of Common Stock subscribed for, or if the aggregate Subscription Price paid by a Community Offering participant exceeds the amount necessary to purchase the number of shares of Common Stock for which the Community Offering participant has subscribed, then the Community Offering participant will be deemed to have subscribed for the number of shares of Common Stock which may be purchased by the full extent of the payment tendered (subject only to reduction to comply with regulatory limitations or conditions of the Offering). See "- Purchaser Limitation."

         Holders who hold shares of Common Stock for the account of others, such as brokers, trustees or depositories for securities, should notify the respective beneficial owners of such shares as soon as possible to ascertain such beneficial owners' intentions and to obtain instructions with respect to Subscription Rights. If such a beneficial owner so instructs, the record holder of such Subscription Right should submit payment to the Escrow Agent with the proper documentation. In addition, beneficial owners of Common Stock held through such a nominee holder should contact the holder and request the holder to effect transactions in accordance with the beneficial owner's instructions.

         The instructions accompanying the Order Form should be read carefully and followed in detail. Order Forms should be sent with payment to the Escrow Agent.

         The method of delivery of Order Forms and payment of the aggregate Subscription Price to the Escrow Agent will be at the election and risk of the participants in the Offering, but if sent by mail, it is recommended that such Order Form and payments be sent by registered mail, properly insured, with return receipt requested and that a sufficient number of days be allowed to ensure delivery to the Escrow Agent and clearance of payment prior to the expiration Initial Offering Period in the case of Depositors and shareholders or the Offering Expiration Date in the case of the Community Offering participants, whichever the case may be. Because uncertified personal checks may take five business days to clear, you are strongly urged to pay, or arrange for payment, by means of certified or cashier's check, money order or wire transfer of funds.

         All questions concerning the timeliness, validity, form and eligibility of Order Forms received or any exercise of Subscription Rights will be determined by CCBI, whose determinations will be final and binding. CCBI in its sole discretion may waive any defect or irregularity, or permit a defect or irregularity to be corrected within such time as it may determine, or reject the purported subscriptions for shares of Common Stock. Order Forms will not be deemed to have been received or accepted until all irregularities have been waived or cured within such time as CCBI determine in its sole discretion. Neither CCBI nor the Escrow Agent will be under any duty to give notification of any defect or irregularity in connection with the submission of Order Forms or incur any liability for failure to give such notification.

         Subscriptions for the Common Stock which are received by the Escrow Agent from Depositors, shareholders, officers or directors exercising Subscription Rights or from person in the Community Offering may not be revoked.

         The securities being offered in the Offering will be sold on a best-efforts basis by certain directors and executive officers of the Company

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



and no commission will be paid on such sales. The directors and executive officers are not registered as securities brokers or dealers under the federal or applicable state securities laws, nor are these individuals affiliated with any broker or dealer.

Purchase Limitation

         CCBI will not be required to issue shares of Common Stock pursuant to the Offering to any person who, in the opinion of CCBI, would be required to obtain prior clearance or approval from any federal regulatory authority to own or control such shares. The minimum number of shares of Common Stock any person may purchase in the Initial Offering or the Community Offering is 100 shares. No fractional shares will be issued in the Offering. The maximum a Depositor or shareholder or their Related Party may purchase in the Initial Offering is 5,000 shares. An officer and director and their Related Party will be permitted to purchase a maximum of 50,000 shares in either the Initial Offering or the Community Offering. If shares are available in the Community Offering, each Depositor, shareholder and their Related Party (without preference) can subscribe for a total of 15,000 shares in the Offering. Shares not subscribed for in the Initial Offering will be offered to the general public in the Community Offering. Participants in the Community Offering may purchase individually or with their Related Party a maximum of 15,000 shares of Common Stock. Except for Richard Storm, who already owns in excess of 9.9% of the Company's Common Stock, no person shall be allowed to purchase, individually or together with their Related Party, shares of Common Stock in the Initial Offering or the Community Offering, which when aggregated would exceed 9.99% of the total number of shares outstanding at the conclusion of the Offering.

         Under FDIC regulations a rebuttable presumption of concerted action will occur, but is not limited to these situations: (1) a person will be presumed to be acting in concert with the members of the person's immediate family (which includes a person's spouse, father, mother, children, brothers, sisters and grandchildren; the father, mother, brother and sisters of the person's spouse; and the spouse of the person's child, brother or sister); (2) persons will be presumed to be acting in concert with each other where: (i) both own stock in a bank and both are also management officials, controlling shareholders, partners, or trustees of another company; or (ii) one person provides credit to another or is instrumental in obtaining financing for another person to purchase stock of the bank; and (3) a person will be presumed to be acting in concert with any trust for which such person or company serves as a trustee.

Blue Sky Consideration

         The securities in this Offering will be registered in the following states: Colorado, Florida, Maine, Iowa, Illinois, Indiana, Kentucky, Maryland, Michigan, North Carolina, Nevada, New York, Ohio, Pennsylvania, Wisconsin and West Virginia. The Company, however, reserves the right to increase the maximum number of shares to be offered in any state, to the extent that such increase in the Offering is permitted by the securities laws and regulations of any such states.

         The securities in this Offering will not be registered in the following states: Connecticut, Georgia, Massachusetts, Missouri, New Hampshire, New Jersey, South Carolina, Tennessee, Texas, Virginia and Washington. In these

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states,  the  Offering  will be limited  solely to existing  shareholder  of the
Company pursuant to available exemptions from registration provided under the Blue Sky Laws of those states.

Issuance of Common Stock

         Provided that all conditions necessary to consummate the Offering are satisfied, including the sale of a minimum of 300,000 shares of Common Stock in the Minimum Offering, certificates representing shares of Common Stock purchased pursuant to the Offering will be delivered to purchasers as soon as practical after the Expiration Date of the Minimum Offering and after all prorations and adjustments contemplated by the Initial Offering and Community Offering have been effected. No fractional shares will be issued in the Offering.

Subscription Price

         The Subscription Price is $7.50 in cash, per share, of the Common Stock subscribed for in the Offering. See"DETERMINATION OF SUBSCRIPTION PRICE."

Foreign and Certain Other Shareholders

         Order Forms will not be mailed to shareholders whose addresses are outside the United States or who have an APO or FPO address, but will be held by the Escrow Agent for their account. To exercise their Subscription Rights, such Shareholder must notify the Escrow Agent prior to the expiration of Initial Offering Period.

Certain Federal Income Tax Considerations

         For federal income tax purposes, receipt of the Subscription Rights should be treated as a non-taxable distribution with respect to the Common Stock. A shareholder will have a zero basis in the Subscription Rights, unless:
(i) either the shareholder elects under Section 307 Code to allocate a portion of his or her basis in his or her existing Common Stock to the Subscription Rights (based on their relative fair market value) or the fair market value of the Subscription Rights at the time of distribution equals or exceeds 15% of the fair market value of the Common Stock at that time, in which case the allocation of basis (based upon relative fair market values) is required; and (ii) the shareholder exercises such Subscription Rights.

         Upon exercise of Subscription Rights, shareholder will not recognize gain or loss. The basis of each share of Common Stock acquired upon exercise of a Subscription Right will equal the sum of the Subscription Price and the basis, if any, in the Subscription Right exercised. The holding period for such Common Stock will begin on the date the Subscription Rights are exercised. No loss will be recognized by a shareholder who receives Subscription Rights and allows those Subscription Rights to lapse.

         Because of the individual nature of tax consequences, shareholders are advised to consult their tax advisors with respect to these and other federal, state and local tax consequences of the distribution and exercise of Subscription Rights.

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Intention of Directors and Executive Officers

         The directors and executive officers of the Company as a group (16 persons) have indicated to the Company that they intend to subscribe for , in the aggregate, 100,000 shares of Common Stock, either through exercise of Subscription Rights or in the Community Offering. These intentions are not commitments and could change based upon individual circumstances. Assuming the full exercise indicated by the directors and executive officers of the Company, such persons would be deemed to beneficially own 43.82% and 31.97% of the Common Stock assumed to be outstanding on a pro forma basis following the Minimum Offering and the Maximum Offering, respectively.

Right to Amend or Terminate the Offering

         CCBI expressly reserves the right to amend the terms and conditions of the Offering whether the terms and conditions are more or less favorable to the Initial Offering and Community Offering participants. In the event of a material change to the terms of the Offering, the Company will file a post-effective amendment to its Registration Statement, of which this Prospectus is a part, and resolicit subscribers to the extent required by the Commission. CCBI expressly reserves the right, at any time prior to delivery of shares of Common Stock offered hereby, to terminate the Offering if the Offering is prohibited by law or regulation or the Board of Directors concludes, in its judgment, that it is not in the best interests of CCBI to complete the Offering under the circumstances. The Offering would be terminated by CCBI by giving oral or written notice thereof to the Escrow Agent and making a public announcement thereof. If the Offering is so terminated, all funds received from the Initial Offering or Community Offering participants will be promptly refunded, with interest.

Transfer Agent and Registrar

         Prior to the Offering, the Company served as transfer agent for the Common Stock. The Company has engaged Registrar and Transfer Company, Cranford, New Jersey, to handle stock transfers, stock record keeping, and mailing of all proxy materials.


                         SHARES ELIGIBLE FOR FUTURE SALE

         Upon completion of the Offering, CCBI will have 1,871,624 shares of Common Stock outstanding assuming the sale of the Minimum Offering and 2,571,624, assuming the sale of the Maximum Offering. These shares will be freely tradeable without restriction or further registration under the Exchange Act, except for shares held or purchased by "affiliates" of the Company, defined in Rule 144 promulgated under the Exchange Act to mean a person who directly or indirectly through the use of one or more intermediaries controls, is controlled by, or is under common control with the Company.

         CCBI and its executive officers and directors, and certain officers of Citizens Bank holding, in the aggregate, 822,210 shares of Common Stock

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(assuming  full  exercise  of their  Warrants  and  intended  purchases  in this
Offering) will be eligible for sale in the public market, subject to the volume and other limitations on sale imposed by Rule 144, or unless otherwise registered under the Exchange Act.

         In general, under Rule 144, a person (or person whose shares are aggregated) who has beneficially owned shares for at least one year, including "affiliates" of the Company, would be entitled to sell within any three month period that number of shares that does not exceed the greater of (i): 1% of the number of shares of Common Stock then outstanding (18,716 shares based on the Minimum Offering and 25,716 shares based on the Maximum Offering); or (ii) the average weekly trading volume of the Common Stock during the four calendar weeks preceding such sale. Sales pursuant to Rule 144 are subject to certain manner of sale provisions, notice requirements and the availability of current public information about the Company. A person (or persons whose shares are aggregated) who is not deemed to have been an affiliate of the Company at any time during the 90 days preceding a sale, and who has beneficially owned the shares proposed to be sold for at least two years, would be entitled to sell such shares under Rule 144(k) without regard to the requirements described above.


                                  LEGAL MATTERS

         Certain legal matters, including, among other things, the validity of the shares of Common Stock offered hereby and the tax aspects of the Subscription Rights for existing shareholders have been passed upon by Igler & Dougherty, P.A., Tallahassee, Florida, counsel to the Company.


                                     EXPERTS

         The consolidated financial statements of the Company set forth herein as of December 31, 1997 and 1996, and for each of the years in the two-year period ended December 31, 1997, have been included herein and in the Registration Statement in reliance upon the report of Hacker, Johnson, Cohen & Grieb appearing elsewhere herein, and upon the authority of said firm as experts in accounting and auditing.


                              AVAILABLE INFORMATION

         CCBI is subject to the informational requirements of the Exchange Act, and in accordance therewith files reports, proxy statements and other information with the Commission. Such reports, proxy statements and other information can be inspected and copied at the public reference facilities maintained by the Commission at Judiciary Plaza, 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549 and at the following regional offices of the
Commission: 7 World Trade Center, Suite 1300, New York, New York 10048 and 500 West Madison Street, Suite 1400, Chicago, Illinois 60621. Copies of such material also can be obtained from the Commission's Public Reference Section at Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549 at prescribed rates and from the Commission's Web Site at http://www.sec.gov.

         This Prospectus constitutes part of a Registration Statement on Form SB-2 (File No. ________) filed by CCBI with the Commission under the Exchange Act. This Prospectus omits certain of the information contained in the Registration Statement in accordance with the rules and regulations of the Commission. Reference is hereby made to the Registration Statement and related exhibits for further information with respect to CCBI and the Common Stock. Statements contained herein concerning the provisions of any document are not necessarily complete and, in each instance, where a copy of such document has been filed as an exhibit to the Registration Statement or otherwise has been filed with the Commission, reference is made to the copy so filed.

                          INDEX TO FINANCIAL STATEMENTS


Audited Financial Statements                                             Page
----------------------------                                             ----

Independent Auditors' Report.........................................    F-2

Consolidated Balance Sheets, December 31, 1997 and 1996..............    F-3

Consolidated Statements of Operations for the Years Ended
         December 31, 1997 and 1996..................................    F-4

Consolidated Statements of Stockholders' Equity for the
         Years Ended December 31, 1997 and 1996.......................   F-5

Consolidated Statements of Cash Flows for the Years
         Ended December 31, 1997 and 1996.............................   F-6

Notes to Consolidated Financial Statements for the Years
         Ended December 31, 1997 and 1996.............................F-7 - F-18




All schedules are omitted because of the absence of the conditions under which they are required or because the required information is included in the financial statements and related notes.

                          Independent Auditors' Report



Board of Directors
Citizens Community Bancorp, Inc.
Marco Island, Florida:

We have audited the accompanying consolidated balance sheets of Citizens Community Bancorp, Inc. and Subsidiaries (the "Company") at December 31, 1997 and 1996, and the related consolidated statements of operations, changes in stockholders' equity, and cash flows for the years then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of the Company at December 31, 1997 and 1996, and the results of its operations and its cash flows for the years then ended in conformity with generally accepted accounting principles.




/s/HACKER, JOHNSON, COHEN & GRIEB PA
------------------------------------
   HACKER, JOHNSON, COHEN & GRIEB PA
   Tampa, Florida
   February 6, 1998



                CITIZENS COMMUNITY BANCORP, INC. AND SUBSIDIARIES

                           Consolidated Balance Sheets

                                                                                                At December 31,
                                                                                                ---------------
                                                                                            1997              1996
                                                                                            ----              ----
    Assets

Cash and due from banks.............................................................. $   3,153,577         1,353,777
Federal funds sold...................................................................     9,057,000         6,688,000
                                                                                         ----------        ----------

              Cash and cash equivalents..............................................    12,210,577         8,041,777

Securities held to maturity..........................................................     2,498,614         2,240,290
Loans, net of allowance for loan losses of $298,000 and $145,000.....................    26,420,149        12,115,911
Premises and equipment, net..........................................................     2,845,997         2,293,140
Accrued interest receivable and other assets.........................................       308,152           132,406
Deferred income taxes................................................................       138,043           204,000
                                                                                       ------------       -----------

              Total assets...........................................................  $ 44,421,532        25,027,524
                                                                                         ==========        ==========

    Liabilities and Stockholders' Equity

Liabilities:
    Demand deposits..................................................................     3,153,135         2,366,487
    Savings and NOW deposits.........................................................    16,300,813         8,670,357
    Money-market deposits............................................................     1,302,296           417,775
    Time deposits....................................................................    16,182,123         6,430,485
                                                                                         ----------        ----------

              Total deposits.........................................................    36,938,367        17,885,104

    Official checks..................................................................       473,521           579,703
    Mortgage payable.................................................................        -                525,000
    Accrued interest payable and other liabilities...................................       238,886            73,534
                                                                                       ------------       -----------

              Total liabilities......................................................    37,650,774        19,063,341
                                                                                         ----------        ----------

Commitments (Note 7)

Stockholders' Equity:
    Preferred stock, $.01 value, 2,000,000 shares authorized,
         none issued or outstanding..................................................        -                   -
    Common stock, $.01 par value 8,000,000 shares authorized
         and 1,571,624 and 707,610 shares issued and outstanding.....................        15,716             7,076
    Additional paid-in capital.......................................................     7,010,515         6,322,086
    Accumulated deficit..............................................................      (255,473)         (364,979)
                                                                                        -----------       -----------

              Total stockholders' equity.............................................     6,770,758         5,964,183
                                                                                         ----------        ----------

              Total liabilities and stockholders' equity.............................  $ 44,421,532        25,027,524
                                                                                         ==========        ==========




See Accompanying Notes to Consolidated Financial Statements.



                CITIZENS COMMUNITY BANCORP, INC. AND SUBSIDIARIES

                      Consolidated Statements of Operations

                                                                                         Year Ended December 31,
                                                                                         -----------------------
                                                                                         1997               1996
                                                                                         ----               ----
Interest income:
    Loans  ........................................................................  $ 1,913,828            322,538
    Securities.....................................................................      140,545            118,531
    Federal funds sold.............................................................      468,404            254,864
    Deposits in banks..............................................................        -                 43,863
                                                                                   --------------           -------

           Total interest income...................................................    2,522,777            739,796
                                                                                       ---------            -------

Interest expense:
    Deposits.......................................................................    1,197,823            276,691
    Other  ........................................................................        9,573              6,182
                                                                                     -----------           --------

           Total interest expense..................................................    1,207,396            282,873
                                                                                       ---------            -------

Net interest income................................................................    1,315,381            456,923

Provision for loan losses..........................................................      153,000            145,000
                                                                                      ----------            -------

           Net interest income after provision for loan losses.....................    1,162,381            311,923
                                                                                       ---------            -------

Noninterest income:
    Gain on sale of loans..........................................................       68,476              -
    Other service charges and fees.................................................      176,974             57,412
    Other  ........................................................................       27,652             12,297
                                                                                      ----------           --------

           Total noninterest income................................................      273,102             69,709
                                                                                       ---------           --------

Noninterest expense:
    Compensation and  benefits.....................................................      641,693            332,124
    Occupancy and equipment........................................................      167,755            153,548
    Advertising....................................................................       31,917             20,491
    Organizational expenses........................................................       -                 100,079
    Professional fees..............................................................       18,108             35,257
    Office supplies................................................................       30,120             68,982
    Data processing................................................................       62,195             33,765
    Other  ........................................................................      308,232            170,681
                                                                                      ----------            -------

           Total noninterest expense...............................................    1,260,020            914,927
                                                                                       ---------            -------

Earnings (loss) before income taxes (benefit)......................................      175,463           (533,295)

           Income taxes (benefit)..................................................       65,957           (191,000)
                                                                                      ----------            -------

Net earnings (loss)................................................................  $   109,506           (342,295)
                                                                                       =========            =======

Earnings (loss) per share:

           Basic...................................................................$         .07               (.26)
                                                                                     ===========         ==========

           Diluted.................................................................$         .07               (.26)
                                                                                     ===========         ==========


See Accompanying Notes to Consolidated Financial Statements.



                CITIZENS COMMUNITY BANCORP, INC. AND SUBSIDIARIES

           Consolidated Statements of Changes in Stockholders' Equity



                                                                 Common Stock
                                                       Number                    Additional                           Total
                                        Preferred       of                         Paid-In        Accumulated     Stockholders'
                                          Stock        Shares        Amount        Capital         Deficit             Equity
                                          -----        ------        ------        -------         -------             ------

Balance at December 31, 1995...........  $ 21,000        -             -                -             (22,684)          (1,684)

Redemption of 210 shares of
     preferred stock...................   (21,000)       -             -                -                -             (21,000)

Issuance of 707,610 shares of
     common stock......................      -          7,076          -           6,322,086             -           6,329,162

Net loss   ............................      -            -            -                -            (342,295)        (342,295)
                                        ----------- ----------     --------    -------------          -------        ---------

Balance at December 31, 1996...........      -        707,610         7,076        6,322,086         (364,979)       5,964,183

Issuance shares of common
     stock at $9.00....................      -         77,452           774          689,545             -             690,319

Two-for-one stock split on
     December 15, 1997.................      -        785,062         7,851           (7,851)            -                -

Issuance of shares at $4.50............      -          1,500            15            6,735             -               6,750

Net earnings...........................      -            -            -                -             109,506          109,506
                                       -----------  ---------     --------   --------------          -------       ----------

Balance at December 31, 1997...........$       -    1,571,624        15,716        7,010,515         (255,473)       6,770,758
                                         ========== =========        ======        =========          =======        =========







See Accompanying Notes to Consolidated Financial Statements.




                CITIZENS COMMUNITY BANCORP, INC. AND SUBSIDIARIES

                      Consolidated Statements of Cash Flows


                                                                                         Year Ended December 31,
                                                                                         -----------------------
                                                                                         1997               1996
                                                                                         ----               ----
Cash flows from operating activities:
    Net earnings (loss)............................................................ $    109,506           (342,295)
    Adjustments to reconcile net earnings (loss) to net cash used in operating activities:
         Depreciation..............................................................       82,818             73,610
         Provision for loan losses.................................................      153,000            145,000
         Provision (credit) for deferred income taxes..............................       65,957           (191,000)
         Amortization of loan fees, premiums and discounts.........................     (148,005)           (19,340)
         (Increase) decrease in accrued interest receivable and other assets.......     (175,746)            14,592
         Loans originated for sale.................................................   (4,687,283)            -
         Sale of loans originated for sale.........................................    4,755,759             -
         Gain on sale of loans.....................................................      (68,476)            -
         Increase in accrued interest payable and other liabilities................      165,352             24,503
                                                                                     -----------       ------------

                  Net cash provided by (used in) operating activities..............      252,882           (294,930)
                                                                                     -----------        -----------

Cash flows from investing activities:
    Purchase of securities held to maturity........................................   (1,750,000)        (5,220,309)
    Maturities of securities held to maturity......................................    1,500,000          3,000,000
    Net increase in loans..........................................................  (14,317,557)       (12,261,552)
    Purchase of premises and equipment.............................................     (635,675)        (1,163,961)
                                                                                     -----------         ----------

                  Net cash used in investing activities............................  (15,203,232)       (15,645,822)
                                                                                      ----------         ----------

Cash flows from financing activities:
    Net increase in demand, savings, NOW and money-market deposits.................    9,301,625         11,454,619
    Net increase in time deposits..................................................    9,751,638          6,430,485
    Net (decrease) increase in official checks.....................................     (106,182)           579,703
    Repayment of advances from organizers..........................................       -                (239,000)
    Redemption of preferred stock..................................................       -                 (21,000)
    Sale of common stock...........................................................      697,069          6,329,162
    Payment of mortgage payable....................................................     (525,000)          (593,806)
                                                                                     -----------        -----------

                  Net cash provided by financing activities........................   19,119,150         23,940,163
                                                                                      ----------         ----------

Net increase in cash and cash equivalents..........................................    4,168,800          7,999,411

Cash and cash equivalents at beginning of year.....................................    8,041,777             42,366
                                                                                      ----------        -----------

Cash and cash equivalents at end of year........................................... $ 12,210,577          8,041,777
                                                                                      ==========         ==========

Supplemental disclosure of cash flow information: Cash paid during the year for:
         Interest ................................................................. $  1,093,507            233,273
                                                                                      ==========         ==========

         Income taxes..............................................................$           -               -
                                                                                     ==============      ==========

    Noncash transactions-
         Issuance of mortgage payable for acquisition of property..................$         -              525,000
                                                                                     ==============      ==========





See Accompanying Notes to Consolidated Financial Statements.

                CITIZENS COMMUNITY BANCORP, INC. AND SUBSIDIARIES

                   Notes to Consolidated Financial Statements

                 For the Years Ended December 31, 1997 and 1996


(1)  Summary of Significant Accounting Policies
    Organization.  Citizens Community Bancorp,  Inc. (the "Holding Company") was
         incorporated on May 24, 1995. The Holding Company owns 100% of the outstanding common stock of Citizens Community Bank of Florida (the "Bank") and 100% of Citizens Financial Corp. ("Citizens Financial") (collectively the "Company"). The Holding Company was organized simultaneously with the Bank and its primary business is the ownership and operation of the Bank and Citizens Financial. The Bank is a Florida state-chartered commercial bank and is insured by the Federal Deposit Insurance Corporation. The Bank opened for business on March 8, 1996 and provides community banking services to businesses and individuals in Collier County, Florida. Citizens Financial was formed and commenced business as a mortgage broker in 1997.

    Basis of Presentation. The accompanying consolidated financial statements of the Company include the accounts of the Holding Company, the Bank and Citizens Financial. All significant intercompany accounts and transactions have been eliminated in consolidation. The accounting and reporting practices of the Company conform to generally accepted accounting principles and to general practices within the banking industry.

    Estimates. The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

    Securities Held to Maturity. United States government treasury and agency securities for which the Company has the positive intent and ability to hold to maturity are reported at cost, adjusted for amortization of premiums and accretion of discounts which are recognized in interest income using the interest method over the period to maturity.

    LoansHeld for Sale. Mortgage loans originated and intended for sale in the secondary market are carried at the lower of cost or estimated market value in the aggregate. At December 31, 1997 and 1996 there were no loans held for sale.

    Loans Receivable. Loans  receivable  that  management  has  the  intent  and ability to hold for the foreseeable future or until maturity or pay-off are reported at their outstanding principal adjusted for any charge-offs, the allowance for loan losses, and any deferred fees or costs on originated loans and unamortized premiums or discounts on purchased loans.

         Loan  origination  fees  and  certain  direct   origination  costs  are
         capitalized and recognized as an adjustment of the yield of the related loan.

         The accrual of interest on impaired loans is discontinued when, in management's opinion, the borrower may be unable to meet payments as they become due. When interest accrual is discontinued, all unpaid accrued interest is reversed. Interest income is subsequently recognized only to the extent cash payments are received.

         The allowance for loan losses is increased by charges to income and decreased by charge-offs (net of recoveries). Management's periodic evaluation of the adequacy of the allowance is based on the Company's past loan loss experience, known and inherent risks in the portfolio, adverse situations that may affect the borrower's ability to repay, the estimated value of any underlying collateral, and current economic conditions.

                                                                     (continued)

                CITIZENS COMMUNITY BANCORP, INC. AND SUBSIDIARIES

(1)  Summary of Significant Accounting Policies, Continued
    Premises and Equipment. Premises and equipment are stated at cost less accumulated depreciation. Depreciation expense is computed on the straight-line basis over the estimated useful life of each type of asset.

    Stock-Based  Compensation.  Statement of Financial  Accounting Standards No.
         123, "Accounting for Stock-Based Compensation" ("Statement 123") establishes a "fair value" based method of accounting for stock-based compensation plans and encourages all entities to adopt that method of accounting for all of their employee stock compensation plans. However, it also allows an entity to continue to measure compensation cost for those plans using the intrinsic value based method of accounting prescribed by APB Opinion No. 25, "Accounting for Stock Issued to Employees" (Opinion 25). The Company has elected to follow Opinion 25 and related interpretations in accounting for its employee stock options. Statement 123 requires the disclosure of proforma net earnings and earnings per share determined as if the Company accounted for its employee stock options under the fair value method of that Statement.

    Income Taxes. Deferred tax assets and liabilities are reflected at currently enacted income tax rates applicable to the period in which the deferred tax assets or liabilities are expected to be realized or settled. As changes in tax laws or rates are enacted, deferred tax assets and liabilities are adjusted through the provision for income taxes.

    Off-Balance-Sheet  Instruments.  In the  ordinary  course  of  business  the
         Company has entered into off-balance-sheet financial instruments consisting of commitments to extend credit. Such financial instruments are recorded in the financial statements when they are funded.

    Advertising.  The Company expenses all media advertising as incurred.

    Fair Values of Financial Instruments. The following methods and assumptions were used by the Company in estimating fair values of financial instruments disclosed herein:

         Cash and Cash Equivalents. The carrying amounts of cash and cash equivalents approximate their fair value.

         Securities Held to Maturity. Fair values for securities are based on quoted market prices, where available. If quoted market prices are not available, fair values are based on quoted market prices of comparable instruments.

         Loans. For variable-rate loans that reprice frequently and have no significant change in credit risk, fair values are based on carrying values. Fair values for certain fixed-rate mortgage (e.g. one-to-four family residential), commercial real estate and commercial loans are estimated using discounted cash flow analyses, using interest rates currently being offered for loans with similar terms to borrowers of similar credit quality.

         Deposit Liabilities. The fair values disclosed for demand, NOW, money-market and savings deposits are, by definition, equal to the amount payable on demand at the reporting date (that is, their carrying amounts). Fair values for fixed-rate certificates of deposit are estimated using a discounted cash flow calculation that applies interest rates currently being offered on certificates to a schedule of aggregated expected monthly maturities on time deposits.

         Accrued Interest. The carrying amounts of accrued interest approximate their fair values.

         Off-Balance-Sheet Instruments. Fair values for off-balance-sheet lending commitments are based on fees currently charged to enter into similar agreements, taking into account the remaining terms of the agreements and the counterparties' credit standing.

                                                                     (continued)

                CITIZENS COMMUNITY BANCORP, INC. AND SUBSIDIARIES

    Earnings (Loss) Per Share. Earnings (loss) per share ("EPS") of common stock has been computed on the basis of the weighted-average number of shares of common stock outstanding. For purposes of calculating diluted EPS because there is no active trading market for the Company's common stock, the average book value per share was used. For 1997 and 1996, outstanding warrants and stock options were not dilutive. The weighted average number of shares outstanding in 1997 and 1996 were 1,558,457 and 1,331,624, respectively.

    Future  Accounting  Requirements.   Financial  Accounting  Standards  130  -
         Reporting Comprehensive Income establishes standards for reporting comprehensive income. The Standard defines comprehensive income as the change in equity of an enterprise except those resulting from stockholder transactions. All components of comprehensive income are required to be reported in a new financial statement that is displayed with equal prominence as existing financial statements. The Company will be required to adopt this Standard effective January 1, 1998. As the Statement addresses reporting and presentation issues only, there will be no impact on operating results from the adoption of this Standard.

         Financial Accounting Standards 131 - Disclosures about Segments of an Enterprise and Related Information establishes standards for related disclosures about products and services, geographic areas, and major customers. The Company will be required to adopt this Standard effective January 1, 1998. As the Standard addresses reporting and disclosure issues only, there will be no impact on operating results from adoption of this Standard.

(2)  Securities Held to Maturity
    Securities have been classified as held to maturity, in accordance with management's intent. The carrying amount of securities and their approximate fair values are as follows:

                                                     Amortized         Unrealized        Unrealized          Fair
                                                         Cost            Gains             Losses            Value
                                                         ----            -----             ------            -----
         December 31, 1997:
              U.S. Treasuries...................  $     249,786                56              -               249,842
              U.S. Government agencies..........      2,248,828               -              (1,410)         2,247,418
                                                      ---------        ----------             -----          ---------

                                                    $ 2,498,614                56            (1,410)         2,497,260
                                                      =========          ========             =====          =========

         December 31, 1996:
              U.S. Treasuries...................      1,743,345            10,069            (2,251)         1,751,163
              U.S. Government agencies..........        496,945               -              (5,079)           491,866
                                                      ---------          --------             -----          ---------

                                                    $ 2,240,290            10,069            (7,330)         2,243,029
                                                      =========            ======             =====          =========

    There were no sales of securities in 1997 or 1996.

    The scheduled maturities of securities at December 31, 1997 are as follows:

                                                                                              Amortized        Fair
                                                                                               Cost            Value
                                                                                               ----            -----

              Due in one or less.......................................................... $    998,614        998,200
              Due after one through five years.............................................   1,500,000      1,499,060
                                                                                              ---------      ---------

                                                                                            $ 2,498,614      2,497,260
                                                                                              =========      =========

                                                                                                            (continued)

                                       F-9



                CITIZENS COMMUNITY BANCORP, INC. AND SUBSIDIARIES

              Notes to Consolidated Financial Statements, Continued


(3)  Loans
    The components of loans are as follows:

                                                                                                  At December 31,
                                                                                                  ---------------
                                                                                                1997           1996
                                                                                                ----           ----

              Commercial real estate....................................................   $  9,422,955     3,757,335
              Residential real estate...................................................      7,260,686     4,384,301
              Commercial................................................................      7,710,001     3,814,584
              Consumer..................................................................      2,261,622       305,332
                                                                                             ----------    ----------

                                                                                             26,655,264    12,261,552

              Add (Subtract):
                Deferred costs (fees), net..............................................         62,885          (641)
                Allowance for loan losses...............................................       (298,000)     (145,000)
                                                                                            -----------   -----------

              Loans, net................................................................   $ 26,420,149    12,115,911
                                                                                             ==========    ==========

    An analysis of the change in the allowance for loan losses follows:

                                                                                             Year Ended December 31,
                                                                                             -----------------------
                                                                                               1997           1996
                                                                                               ----           ----

              Beginning balance.........................................................      $ 145,000          -
              Provision for loan losses.................................................        153,000       145,000
                                                                                                -------       -------

                                                                                              $ 298,000       145,000
                                                                                                =======       =======

    The Company had no impaired loans in 1997 or 1996.

                                                                     (continued)




                CITIZENS COMMUNITY BANCORP, INC. AND SUBSIDIARIES

              Notes to Consolidated Financial Statements, Continued


(4)  Premises and Equipment
    A summary of premises and equipment follows:


                                                                                               At December 31,
                                                                                            1997             1996
                                                                                            ----             ----

              Land..................................................................   $    931,056           931,056
              Bank premises.........................................................      1,581,383           536,576
              Construction in progress..............................................         -                696,276
              Furniture, fixtures and equipment.....................................        442,775           163,566
                                                                                          ---------         ---------

                  Total, at cost....................................................      2,955,214         2,327,474

                  Less accumulated depreciation.....................................        109,217            34,334
                                                                                         ----------         ---------

                  Premises and equipment, net.......................................    $ 2,845,997         2,293,140
                                                                                          =========         =========

(5)  Deposits
    The aggregate amount of certificates of deposit with a minimum denomination of $100,000, was approximately $4,019,000 and $1,467,000 at December 31, 1997 and 1996, respectively.

    A schedule of maturities of certificates of deposit follows:

              Year Ending
              December 31,                                Amount
              ------------                                ------

                  1998.............................   $ 11,532,779
                  1999.............................      4,261,691
                  2000.............................        285,653
                  2001.............................        -
                  2002 and thereafter..............        102,000
                                                       -----------

                                                      $ 16,182,123

(6)  Mortgage Payable
    At December 31, 1996, the Company had an 8% note payable collateralized by a mortgage on a future branch site. The note was payable based on a 20 year amortization with a balloon payment due 2001. This note was repaid during 1997.

                                                                     (continued)

                CITIZENS COMMUNITY BANCORP, INC. AND SUBSIDIARIES

(7) Financial Instruments
    The Company is a party to financial instruments with off-balance-sheet risk in the normal course of business to meet the financing needs of its customers. These financial instruments are commitments to extend credit and may involve, to varying degrees, elements of credit and interest-rate risk in excess of the amount recognized in the balance sheet. The contract amounts of these instruments reflect the extent of involvement the Company has in these financial instruments.

    The Company's exposure to credit loss in the event of nonperformance by the other party to the financial instrument for commitments to extend credit is represented by the contractual amount of those instruments. The Company uses the same credit policies in making commitments as it does for on-balance-sheet instruments.

    Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. Since some of the commitments are expected to expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements. The Company evaluates each customer's credit worthiness on a case-by-case basis. The amount of collateral obtained if deemed necessary by the Company upon extension of credit is based on management's credit evaluation of the counterparty.

    The estimated fair values of the Company's financial instruments were as follows (in thousands):

                                                                  At December 31, 1997           At December 31, 1996
                                                                 ----------------------       --------------------------
                                                                 Carrying        Fair         Carrying           Fair
                                                                  Amount         Value          Amount           Value
                                                                  ------         -----          ------           -----
         Financial assets:
              Cash and cash equivalents.....................     $ 12,211         12,211          8,042          8,042

              Securities held to maturity...................        2,499          2,497          2,241          2,243

              Loans receivable..............................       26,420         26,681         12,116         12,116

              Accrued interest receivable...................          220            220            101            101

         Financial liabilities:

              Deposit liabilities...........................       36,938         37,053         17,885         17,921

    A summary of the notional amounts of the Company's financial instruments, which approximates market value with off balance sheet risk at December 31, 1997 follows (in thousands):

              Unfunded loan commitments at variable rates.............................     $    997
                                                                                             ======

              Available lines of credit...............................................      $ 5,110
                                                                                              =====

                                                                     (continued)

                CITIZENS COMMUNITY BANCORP, INC. AND SUBSIDIARIES

(8)  Credit Risk
    The Company grants the majority of its loans to borrowers throughout Collier County, Florida. Although the Company has a diversified loan portfolio, a significant portion of its borrowers' ability to honor their contracts is dependent upon the economy in Collier County, Florida.

(9)  Income Taxes
    The income tax provision (benefit) consisted of the following:

                                                                                               Year Ended December 31,
                                                                                               -----------------------
                                                                                                  1997          1996
                                                                                                  ----          ----
              Deferred:
                  Federal...................................................................    $ 56,317      (163,000)
                  State.....................................................................       9,640       (28,000)
                                                                                                  ------       -------

                     Total deferred provision (credit)......................................    $ 65,957      (191,000)
                                                                                                  ======       =======

    The reasons for the differences between the statutory federal income tax rate and the effective tax rate are summarized as follows:

                                                                                1997                    1996
                                                                           ----------------        ----------------
                                                                                       % of                    % of
                                                                                     Pretax                   Pretax
                                                                           Amount  Earnings        Amount      Loss
                                                                           ------  --------        ------      ----
              Income tax benefit at statutory Federal
                  income tax rate......................................   $ 59,657      34.0%    $(181,320)    (34.0)%
              Increase (decreases) resulting from
                  State taxes, net of federal tax benefit..............      6,362       3.6       (18,480)     (3.4)
                  Other................................................        (62)      -           8,800       1.6
                                                                          --------   -------       -------      ----

                                                                          $ 65,957      37.6%    $(191,000)    (35.8)%
                                                                            ======      ====       =======      ====

                                                                     (continued)

                CITIZENS COMMUNITY BANCORP, INC. AND SUBSIDIARIES
              Notes to Consolidated Financial Statements, Continued

(9)  Income Taxes, Continued
    The tax effects of temporary differences that give rise to significant portions of the deferred tax assets and deferred tax liabilities are presented below.

                                                                                               At December 31,
                                                                                               ---------------
                                                                                             1997            1996
                                                                                             ----            ----
              Deferred tax assets:
                  Allowance for loan losses...........................................    $    -             45,000
                  Contributions.......................................................        1,451           1,000
                  Net operating loss carryforward.....................................      154,500         158,000
                  Organization and start-up costs.....................................       33,753            -
                                                                                            -------         -------

                    Total deferred tax asset..........................................      189,704         204,000
                                                                                            -------         -------

              Deferred tax liabilities:
                  Depreciation........................................................       25,522            -
                  Accrual to cash adjustment..........................................       24,154            -
                  Allowance for loan losses...........................................        1,985            -
                                                                                            -------         ------

                    Total deferred tax liabilities....................................       51,661            -
                                                                                            -------         ------

                    Net deferred income taxes.........................................    $ 138,043         204,000
                                                                                            =======         =======

    At December 31, 1997, the Company had a net operating loss carry forward for federal and state income tax purposes of approximately $411,000 to offset future taxable income, which expires in the year 2011.

(10)  Stock Options
    The Company established an Incentive Stock Option plan for officers and employees and reserved 200,000 shares of common stock for the plan. At December 31, 1997, 36,600 shares remain available for grant. The options vest at the rate of 20% per year beginning one year after grant.

                                                                                  Range
                                                                                 of Per     Weighted-
                                                                      Number      Share      Average      Aggregate
                                                                      of          Option    Per Share      Option
                                                                      Shares     Price        Price        Price
                                                                      ------     -----        -----        -----

              Outstanding at December 31, 1995....................      -       $    -           -              -
              Options granted.....................................   51,000         4.50         4.50        229,500
                                                                     ------                                  -------

              Outstanding at December 31, 1996....................   51,000         4.50         4.50        229,500
              Options granted.....................................  125,000    4.50-6.00         5.18        648,090
              Options terminated..................................  (12,600)        4.50         4.50        (56,700)
              Options exercised...................................   (8,000)        4.50         4.50        (36,000)
                                                                    -------                                  -------

              Outstanding at December 31, 1997....................  155,400  $ 4.50-6.00         5.05        784,890
                                                                    =======    =========         ====        =======

    The weighted-average remaining contractual of the outstanding stock options at December 31, 1997 and 1996 was 114 months and 76.8 months, respectively.
                                                                     (continued)

                CITIZENS COMMUNITY BANCORP, INC. AND SUBSIDIARIES

(10)  Stock Options, Continued
    These options are exercisable as follows:

               Year Ending

                     1998.........................................    43,800
                     1999.........................................    28,600
                     2000.........................................    28,600
                     2001.........................................    25,800
                     2002.........................................    28,600
                                                                     -------

                                                                     155,400

    In order to calculate the fair value of the options, it was assumed that the risk-free interest rate was 6.0%, there would be no dividends paid by the Company over the exercise period, the expected life of the options would be the entire exercise period and stock volatility would be zero due to the lack of an active market for the stock. The following information pertains to the fair value of the options granted to purchase common stock:

                                                                                          1997               1996
                                                                                          ----               ----
               Weighted-average grant-date fair value of options
                     issued during the year.........................................   $ 168,041           59,505
                                                                                         =======           ======

    For purposes of pro forma disclosures, the estimates fair value of the options is amortized to expense over the options' vesting period. The
    Company's pro forma net earnings and earnings per share were as follows:

                                                                                            1997             1996
                                                                                            ----             ----

               Net earnings (loss) - as reported ...................................    $ 109,506         (342,295)
               Net earnings (loss) - pro forma......................................       97,605         (342,295)
               Basic earnings (loss) per share - as reported........................          .07             (.26)
               Basic earnings (loss) per share - pro forma..........................          .06             (.26)

(11)  Stockholders' Equity
    TheBoard of Directors voted to split the common shares on a two-for-one basis effective December 15, 1997. All share amounts reflect this split.

    TheBank is subject to certain restrictions on the amount of dividends that it may declare without prior regulatory approval. At December 31, 1997, the Bank had no amounts available for dividends.

    As of December 31, 1996, the Company has sold 1,415,220 shares of common stock for an aggregate of $6,368,490. The Company incurred $39,328 in offering expenses relating to their public offering of the Company's common stock and warrants. Offering expenses were deducted from the proceeds received from the sale of common stock and warrants.

    During the initial offering period shares were offered in units with a unit consisting of one share of common stock and one warrant. Each warrant entitles the holder thereof to purchase 1/2 of one share of additional common stock for $4.50 per share during the 24 month period ending June 16, 1998. There were 1,340,000 warrants issued and as of December 31, 1997 there were 1,285,550 warrants outstanding entitling the holders to purchase 642,775 shares of the Company's stock.

                                                                     (continued)

                CITIZENS COMMUNITY BANCORP, INC. AND SUBSIDIARIES

(11)  Stockholders' Equity, Continued
    TheCompany is offering common stock to depositors of the Bank. Each depositor who opens a deposit account with a balance of $1,000 or more may purchase up to 500 shares of common stock at $9.00 per share. This offer expires March 8, 1997.

(12) Regulatory Matters
    TheHolding  Company and the Bank are subject to various  regulatory  capital requirements administered by various regulatory banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory and possibly additional discretionary actions by regulators that, if undertaken, could have a direct material effect on the Company's financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Bank must meet specific capital guidelines that involve quantitative measures of the Bank's assets, liabilities, and certain off-balance-sheet items as calculated under regulatory accounting practices. The Bank's capital amounts and classification are also subject to qualitative judgements by the regulators about components, risk weightings, and other factors.

    Quantitative measures established by regulation to ensure capital adequacy require the Bank to maintain minimum amounts and ratios (set forth in the table below) of total and Tier I capital (as defined in the regulations) to risk- weighted assets (as defined), and of Tier I capital (as defined) to average assets (as defined). Management believes, as of December 31, 1997, that the Company meets all capital adequacy requirements to which it is subject.

    As of December 31, 1997,  the most recent  notification  from the regulatory authorities categorized the Bank as well capitalized under the regulatory framework for prompt corrective action. To be categorized as well capitalized the Bank must maintain minimum total risk-based, Tier I risk-based, and Tier I leverage ratios as set forth in the table. There are no conditions or events since that notification that management believes have changed the Bank's category. The Bank's actual capital amounts and ratios are also presented in the table (dollars in thousands).

                                                                                                     For Well
                                                                       For Capital                 Capitalized
                                                Actual              Adequacy Purposes:              Purposes:
                                       ----------------------    -----------------------     ------------------------
                                       Amount            %          Amount           %          Amount            %
                                       ------           ---         ------          ---         ------           ---
     As of December 31, 1997:
         Total capital (to Risk
         Weighted Assets)..........   $ 4,643          17.67%    $ 2,102          8.00%      $ 2,627           10.0%
         Tier I Capital (to Risk
         Weighted Assets)..........     4,354          16.57       1,051          4.00         1,576            6.0
         Tier I Capital
         (to Average Assets).......     4,354          10.67       1,633          4.00         2,041            5.0

     As of December 31, 1996:
         Total capital (to Risk
         Weighted Assets)..........     3,890          30.80       1,011          8.00         1,264           10.0
         Tier I Capital (to Risk
         Weighted Assets)..........     3,747          29.65         505          4.00           758            6.0
         Tier I Capital
         (to Average Assets).......     3,747          19.46         770          4.00           963            5.0

                                                                     (continued)



                CITIZENS COMMUNITY BANCORP, INC. AND SUBSIDIARIES

              Notes to Consolidated Financial Statements, Continued


(13)  Parent Company Only Financial Information
     The Holding Company's financial information is as follows:

                                               Condensed Balance Sheets
                                                    (In thousands)
                                                                                                     At December 31,
                                                                                                     ---------------
                                                                                                    1997         1996
                                                                                                    ----         ----
                  Assets

              Cash.............................................................................  $    271        1,313
              Loans receivable.................................................................     1,261          661
              Investment in subsidiary.........................................................     4,458        3,747
              Premises and equipment, net......................................................       785          754
              Other assets.....................................................................      -              23
                                                                                                 --------        -----

                  Total assets.................................................................   $ 6,775        6,498
                                                                                                    =====        =====

                  Liabilities and Stockholders' Equity

              Mortgage payable.................................................................     -              525
              Liabilities......................................................................         4            9
              Stockholders' equity.............................................................     6,771        5,964
                                                                                                    -----        -----

                  Total liabilities and stockholders' equity...................................   $ 6,775        6,498
                                                                                                    =====        =====

                       Condensed Statements of Operations
                                 (In thousands)
                                                                                                         Year Ended
                                                                                                        December 31,
                                                                                                        ------------
                                                                                                    1997          1996
                                                                                                    ----          ----
              Revenues.........................................................................     $ 162          69
              Expenses.........................................................................      (146)        (78)
                                                                                                      ---         ---

                  Income (loss) before income (loss) of subsidiary.............................        16          (9)
                  Income (loss) of subsidiary..................................................        94        (333)
                                                                                                    -----         ---

                  Net income (loss)............................................................     $ 110        (342)
                                                                                                      ===         ===

                                                                     (continued)


                CITIZENS COMMUNITY BANCORP, INC. AND SUBSIDIARIES

              Notes to Consolidated Financial Statements, Continued


(13)  Parent Company Only Financial Information, Continued


                                          Condensed Statements of Cash Flows
                                                    (In thousands)
                                                                                                        Year Ended
                                                                                                       December 31,
                                                                                                       ------------
                                                                                                     1997        1996
                                                                                                     ----        ----
         Cash flows from operating activities:
              Net earnings (loss).............................................................    $   110        (342)
              Adjustments to reconcile net earnings (loss) to net cash provided by operating activities:
                  Equity in undistributed (earnings) loss of subsidiaries.....................        (94)        333
                  Net decrease in other assets................................................         23         137
                  Decrease in other liabilities...............................................         (5)        (40)
                  Depreciation................................................................         17           3
                                                                                                   ------       -----

                  Net cash provided by operating activities...................................         51          91
                                                                                                   ------       -----

         Cash flows from investing activities:
              Purchase of property and equipment, net of transfer to subsidiary...............        (48)        446
              Net increase in loans receivable................................................       (600)       (661)
                                                                                                   ------       -----

                  Net cash used in investing activities.......................................       (648)       (215)
                                                                                                   ------       -----

         Cash flows from financing activities:
              Repayment of mortgage note payable..............................................       (525)       (594)
              Net proceeds from issuance of common stock......................................        697       6,329
              Retire preferred stock..........................................................       -            (21)
              Repayment of advances from organizers...........................................       -           (239)
              Investment in subsidiary........................................................       (617)     (4,080)
                                                                                                   ------       -----

                  Net cash provided by financing activities...................................       (445)      1,395
                                                                                                  -------       -----

         Net (decrease) increase in cash......................................................     (1,042)      1,271

         Cash at beginning of the year........................................................      1,313          42
                                                                                                    -----      ------

         Cash at end of year..................................................................    $   271       1,313
                                                                                                    =====       =====

No dealer, salesperson or other person has been authorized to give any information or to make any representations other than those contained in this Prospectus in connection with the Offer made by this Prospectus, and if given or made, such information or Representations must be relied upon as having been authorized by Citizens Community Bancorp, Inc. or any sales agent or broker-dealer. Neither the delivery of this Prospectus nor any sale made hereunder shall, under any circumstances, create any implication that the information herein is correct as of any time subsequent to the date hereof. This Prospectus does not constitute an offer to sell or a solicitation of an offer to sell or a sonication of an offer to buy any securities offered hereby anyone in any jurisdiction in which such offer or solicitation is not authorized or in which the person making such offer or solicitation is not qualified to do so or to anyone to whom it is unlawful to make such offer or sonication.

TABLE OF CONTENTS:

Prospectus Summary...............................
Selected Consolidated Financial Data.............
Risk Factors.....................................
Use of Proceeds..................................
Capitalization...................................
Determination of Subscription Price..............
Market for Common Stock and Dividends............
Management's Discussion and Analysis of
     Financial Condition and.....................
     Results of Operations.......................
Business.........................................
Regulation and Supervision.......................
Management.......................................
Executive Compensation...........................
Certain Transactions.............................
Beneficial Ownership of Common Stock.............
Description of Capital Stock.....................
Summary of the
     Articles of Incorporation of CCBI...........
The Offering.....................................
Shares Eligible for Future Sale..................
Legal Matters....................................
Experts..........................................
Available Information............................
Index to Consolidated Financial Statements ......


















                                1,000,000 Shares
                                  Common Stock




                                   PROSPECTUS







                                 March ___, 1998

                                     PART II
                   INFORMATION NOT REQUIRED IN THE PROSPECTUS

Item 14:          Other Expenses of Issuance and Distribution

         The expenses in connection with the sale of the Common Stock, other than the sales agents commission are estimated as follows:

         Securities and Exchange Commission Registration Fee...$    2,273
         Printing and Engraving................................    17,000
         Legal Fees and Expenses...............................    50,000
         Accounting Fees and Expenses..........................    15,000
         Blue Sky Qualifications...............................    15,000
         Miscellaneous.........................................       727
                                                               ----------

                  Total    ......................................$100,000


Item 15:          Indemnification of Directors and Officers

         The Florida Business Corporation Act (Chapter 607, Florida Statutes) ("FBC Act") authorizes Florida corporations to indemnify any person who was or is a party to any proceeding (other than an action by, or in the right of, the corporation) by reason of the fact that he or she is or was a director, officer, employee, or agent of another corporation or other entity, against liability incurred in connection with such proceeding, including any appearance thereof, if he or she acted in good faith and in a manner he or she reasonably believed to be in, or not opposed to, the best interest of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful. In the case of any action by or on behalf of a corporation, indemnification may not be made if the person seeking indemnification is adjudged liable, unless the court in which such action was brought determines such person is fairly and reasonably entitled to indemnification. The indemnification provisions of the FBC Act require indemnification if a director or officer has been successful on the merits or otherwise in defense of any action, suit or proceeding to which he or she was party by reason of the fact that he or she is or was a director or officer of the corporation. The indemnification authorized under Florida law is not exclusive and is in addition to any other rights granted to officers and directors under the Articles of Incorporation or Bylaws of the corporation or any agreement between officers and directors under the Articles of Incorporation or Bylaws of the corporation or any agreement between offices and director and the corporation. A corporation may purchase and maintain insurance or furnish similar protection on behalf of any officer or director against any liability asserted against the director or officer and incurred by the director or officer in such capacity, or arising out of the status, as an officer or director, whether or not the corporation would have the power to indemnify him or her against such liability under the FBC Act.

         The Articles of Incorporation of Citizens Community Bancorp, Inc. ("CCBI") provide for the indemnification of directors and executive officers to the maximum extent permitted by Florida law as authorized by the Board of

Directors, and for the advancement of expenses incurred in connection with the defense of any action, suit or proceeding that the director or executive officer was a party to be reason of the fact that he or she is or was a director of CCBI upon the receipt of an undertaking to repay such amount, unless it is ultimately determined that such director is not entitled to indemnification.

Item 16:          Exhibits

         (a)      Listing of Exhibits

Exhibit

  3.1     1995 Amended and Restated Articles of Incorporation of CCBI
  3.2     Bylaws of CCBI
  4.0     Specimen Common Stock certificate
  5.0     Opinion of Igler & Dougherty, P.A.
               regarding legality of shares of CCBI
  8.0     Opinion of Igler & Dougherty, P.A. regarding tax matters
 10.1     Incentive Stock Option Plan for Key Officers and Employees
 10.2     1998 Directors' Stock Option Plan
 10.3     Employment Agreement between
               Citizens Community Bank of Florida and
               Michael A. Micallef, Jr.
 10.4     Escrow Agreement with the Independent Bankers' Bank of Florida
 12.0     Statement Regarding Computation of Ratios
 23.1     Consent of Igler & Dougherty, P.A.
 23.2     Consent of Hacker, Johnson, Cohen & Grieb
 24.0     Power of Attorney
 99.1     Letter to Depositors regarding Subscription Right
 99.2     Letter to Shareholders regarding Subscription Right
 99.3     Acceptance Form
 99.4     Subscription Order Form


Item 17:          Undertakings

         (a)      The undersigned Registrant hereby undertakes that:

                  (1) for purposes of determining any liability under the Securities Act of 1933 ("Exchange Act"), the information omitted from the form of Prospectus filed as part of this Registration Statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or
                           (4) or 497(h) under the Securities Act shall be deemed to be part of this Registration Statement as of the time it was declared effective.

                  (2) for the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                           (b) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers, and controlling  persons of the  Registrant  has
                                    been  advised  that  in the  opinion  of the
                                    Securities  and  Exchange   Commission  such
                                    indemnification  is against public policy as
                                    expressed  in the  Securities  Act  and  is,
                                    therefore,  unenforceable. In the event that
                                    a claim  for  indemnification  against  such
                                    liabilities  (other  than the payment by the
                                    Registrant of expenses incurred or paid by a
                                    director,  officer, or controlling person of
                                    the Registrant in the successful  defense of
                                    any action,  suit or proceeding) is asserted
                                    by such  director,  officer,  or controlling
                                    person  in  connection  with the  securities
                                    being   registered,   the  Registrant  will,
                                    unless in the  opinion  of its  counsel  the
                                    matter  has  been  settled  by   controlling
                                    precedent,  submit to a court of appropriate
                                    jurisdiction   the  question   whether  such
                                    indemnification by it is against policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                           (c) The undersigned Registrant hereby undertakes to supplement the Prospectus, after the expiration of the subscription period, to set forth the results of the subscription offer, the transactions by the underwriters during the subscription period, the amount of unsubscribed securities to be purchased by the underwriters, and the terms of any subsequent reoffering thereof. If any public offering by the underwriters is to be made on terms differing from those set forth on the cover page of the Prospectus, a post-effective amendment will be filed to set forth the terms of such offering.

Signatures

         Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Marco Island, State of Florida, on March 10, 1998

                                        CITIZENS COMMUNITY BANCORP, INC.



                                   By:      /s/Richard Storm, Jr.
                                              ---------------------------------

                                               Richard Storm, Jr.
                                               President (Principal Executive
                                               Officer) of the Company:
                                               Citizens Community Bancorp, Inc.

         Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and as of the dates indicated:


                  Signature                                      Title                               Date
                  ---------                                      -----                               ----
/s/Richard Storm, Jr.                          Chairman of the Board, Chief                     March 10, 1998
---------------------------                    Executive-Officer and President
Richard Storm, Jr.

/s/Stephen A. McLaughlin                       Director, Vice President and                     March 10, 1998
---------------------------                    Chief-Financial-Officer
Stephen A. McLaughlin                          (Principal Financial Officer)


/s/Diane M. Beyer                              Director                                         March 10, 1998
---------------------------
Diane M. Beyer

/s/Joel M. Cox, Sr.                            Director                                         March 10, 1998
---------------------------
Joel M. Cox, Sr.

/s/Thomas B. Garrison                          Director                                         March 10, 1998
---------------------------
Thomas B. Garrison

/s/James S. Hagedorn                           Director                                         March 10, 1998
---------------------------
James S. Hagedorn

/s/Dennis J. Lynch                             Director                                         March 10, 1998
---------------------------
Dennis J. Lynch

/s/Louis Smith                                 Director                                         March 10, 1998
---------------------------
Louis Smith

/s/Jack G. Wolf                                Director                                         March 10, 1998
---------------------------
Jack G. Wolf

                        REGISTRATION STATEMENT FORM SB-2

                                                                   Subsequently
Exhibit                                                            Numbered Page
-------                                                            -------------

  3.1    1995 Amended and Restated Articles
          of Incorporation of CCBI..................................

  3.2    Bylaws of CCBI.............................................

  4.0    Specimen Common Stock certificate..........................

  5.0    Opinion of Igler & Dougherty, P.A.
          regarding legality of shares of CCBI......................

  8.0    Opinion of Igler & Dougherty, P.A. regarding tax matters...

 10.1    Incentive Stock Option Plan for
          Key Officers and Employees................................

 10.2    1998 Directors' Stock Option Plan..........................

 10.3    Employment Agreement between
          Citizens Community Bank of Florida
          and Michael A. Micallef, Jr...............................

 10.4    Escrow Agreement with the
          Independent Bankers' Bank of Florida......................

 12.0    Statement Regarding Computation of Ratios..................

 23.1    Consent of Igler & Dougherty, P.A..........................

 23.2    Consent of Hacker, Johnson, Cohen & Grieb..................

 24.0    Power of Attorney..........................................

 99.1    Letter to Depositors regarding Subscription Right..........

 99.2    Letter to Shareholders regarding Subscription Right........

 99.3    Acceptance Form............................................

 99.4    Subscription Order Form....................................